UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SHUTTERSTOCK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Shutterstock, Inc.
350 Fifth Avenue, 20th Floor
New York, New York 10118
April 26, 2024
Dear Stockholder:
On behalf of the Board of Directors and our senior management team, we are pleased to invite you to attend our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) to be held on Thursday, June 6, 2024 at 10:00 a.m. Eastern Time. The 2024 Annual Meeting will be a virtual stockholder meeting, conducted via live webcast.
You will be able to attend the 2024 Annual Meeting online and submit your questions during the meeting via live webcast at www.virtualshareholdermeeting.com/SSTK2024. In order to attend the 2024 Annual Meeting as a stockholder, a control number will be required. For registered stockholders, the control number can be found on your Notice of Internet Availability of Proxy Materials or your proxy card. You will also be able to vote your shares electronically at the 2024 Annual Meeting. Please note that you will not be able to attend the 2024 Annual Meeting in person.
We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, on or about April 26, 2024, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our stockholders instead of a paper copy of this proxy statement (the “Proxy Statement”), the proxy card and our 2023 Annual Report to Stockholders (the “2023 Annual Report”) (together, the “Proxy Materials”). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to receive a paper copy of our Proxy Materials by mail. Continuing to employ this distribution process conserves natural resources and reduces the costs of printing and distributing our proxy materials. We encourage you to read our 2023 Annual Report, as it includes our audited financial statements and provides important information about our business.
Details regarding the business to be conducted at the 2024 Annual Meeting are described in this proxy statement and in the Notice.
Your vote is important. Whether or not you plan to attend the 2024 Annual Meeting via live webcast, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or, if you requested to receive or received a paper copy of our Proxy Materials, by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in this Proxy Statement, the accompanying proxy card, or the Notice you received in the mail. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the 2024 Annual Meeting regardless of whether you attend the 2024 Annual Meeting.
Thank you for your ongoing support of, and continued interest in, Shutterstock.
Sincerely,

Paul J. Hennessy
Chief Executive Officer

SHUTTERSTOCK, INC.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	10:00 a.m. Eastern Time, on Thursday, June 6, 2024.
Place:	Via live webcast at: www.virtualshareholdermeeting.com/SSTK2024 You will not be able to attend the 2024 Annual Meeting in person.
Admission:
To participate, vote or submit questions during the 2024 Annual Meeting, access via live webcast, www.virtualshareholdermeeting.com/SSTK2024. The 2024 Annual Meeting will begin promptly at 10:00 a.m. Eastern Time and will open for entry at 9:45 a.m. Eastern Time.

Items of Business:
• To elect the Class III director nominees named in this proxy statement for a term expiring at the 2027 Annual Meeting of Stockholders;
• To cast a non-binding advisory vote to approve named executive officer compensation (“say-on-pay”);
• To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
• To approve the amendment to the 2022 Omnibus Equity Incentive Plan; and
• To transact such other business as may properly come before the 2024 Annual Meeting or any adjournments or postponements thereof.

Record Date:	You are entitled to vote only if you were a holder of common stock, $0.01 par value per share (“Common Stock”) of Shutterstock, Inc. as of April 8, 2024.
Voting:
Your vote is important. Whether or not you plan to attend the 2024 Annual Meeting via live webcast, we encourage you to read this proxy statement and submit your voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Questions and Answers About the Proxy Materials and the 2024 Annual Meeting” in this proxy statement and, if you requested to receive or received printed proxy materials, your enclosed proxy card.

We are again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish their proxy statement, proxy card and annual report to their stockholders over the Internet. We believe this e-proxy process expedites stockholders’ receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting.
On or about April 26, 2024, we mailed to our stockholders a Notice containing instructions on how to access this Proxy Statement and 2023 Annual Report and how to vote online.
All stockholders that previously requested paper delivery of communications from us will continue to receive a paper copy of our Proxy Materials by mail. The Notice contains instructions on how you can (i) receive a paper copy of the Proxy Statement, proxy card and 2023 Annual Report or (ii) elect to receive our Proxy Materials over the Internet if you received them by mail this year.
By Order of the Board of Directors,

John Lapham
Senior Vice President, General Counsel and Corporate Secretary
New York, New York
April 26, 2024
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting to Be Held on June 6, 2024.
Our Proxy Statement and 2023 Annual Report to Stockholders are available at www.proxyvote.com.

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our 2023 Annual Report before voting.
Meeting Information
Date:	Thursday, June 6, 2024
Time:	10:00 a.m. Eastern Time
Virtual Meeting:	www.virtualshareholdermeeting.com/SSTK2024
Record Date:	April 8, 2024
How to Vote
Your vote is important. You may vote your shares in advance of the 2024 Annual Meeting via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. If you vote via the Internet, by telephone or plan to vote electronically during the 2024 Annual Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL

To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.virtualshareholdermeeting.com/
SSTK2024. You will need the control number printed on your notice, proxy card or voting instruction form.

Dial toll-free (1-800-690-6903) in accordance with instructions on you proxy card or the telephone number on your voting instruction form in accordance with instructions on the form. You will need the control number printed on your notice, proxy card or voting instruction form.
If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.
We first began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials, and made our proxy materials available, on or about April 26, 2024.
PROPOSALS AT THE 2024 ANNUAL MEETING
PROPOSAL #1 Directors
Election of each of Thomas R. Evans and Paul J. Hennessy to the Board, each to serve as a Class III director for a three-year term ending at the 2027 Annual Meeting of Stockholders or until such director’s successor has been duly elected or appointed and qualified, or until such director’s earlier resignation or removal (Proposal 1).

Our Board unanimously recommends that you vote “FOR ALL” of the director nominees.

PROPOSAL #2 Say-On-Pay	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement (“say-on-pay”) (Proposal 2).
Our Board unanimously recommends that you vote “FOR” approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

PROPOSAL #3 Auditor Ratification	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3).
Our Board unanimously recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL #4 Equity Incentive Plan Amendment	Approval of Amendment to the 2022 Omnibus Equity Incentive Plan.
Our Board unanimously recommends that you vote “FOR” approval of the Amendment to the 2022 Omnibus Equity Incentive Plan.
Board Tenure, Age, and Diversity
Below we provide information regarding the diversity of our directors, in terms of age, gender and other self-identified characteristics, and independence.

Business and Financial Highlights
The highlights of our 2023 performance versus 2022 performance include:
➢ Revenue increased 6% to $874.6 million.(1)
➢ 2.0 million customers contributed to revenue in 2023.
➢ 153.0 million paid downloads delivered to customers across our brands.
➢ Net income increased 45% to $110.3 million.
➢ Adjusted EBITDA increased 10% to $240.8 million.(2)
➢ Net income per diluted share increased 46% to $3.04 per share.
➢ Adjusted net income per diluted share increased 12% to $4.35 per share.(2)
(1)
On a constant currency basis, revenue increased 5%. For additional information regarding our financial results, please see our 2023 Annual Report, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	For a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures, please see Annex A.

Compensation Governance Highlights
We maintain the following corporate governance practices and policies that our Board believes help to advance our compensation goals, including:
What we do	What we don’t do
Maintain a completely independent Compensation Committee that establishes our compensation practices	Encourage unreasonable risk taking
Design executive compensation program to align pay with performance, including long-term equity awards with vesting tied to performance achievement	No repricing underwater stock options or grants without seeking stockholder approval
Award a vast majority of pay as variable, performance-aligned opportunity and not fixed compensation	No excessive change in control or severance payments
Rigorous goals for performance-based compensation to align compensation with high performance and stockholder value	No excise tax gross-ups upon change in control termination benefits
Provide for “double-trigger” equity acceleration for our executive officers upon change in control	No defined benefit retirement plans, or supplemental retirement plans, for our executive officers
Use an independent compensation consultant	No guaranteed equity awards or bonuses for named executive officers
Clawback policy compliant with SEC and NYSE rules requiring recoupment of erroneously awarded compensation from executive officers following financial restatement	No hedging and no pledging of our equity securities by directors or employees, including our executive officers
Shareholder Engagement and Responsiveness
We value the importance of shareholder outreach and engagement to solicit investor feedback and perspectives on topics that are important to the Company and its shareholders. In fiscal 2024 the Company proactively reached out to its top 30 investors representing approximately 64% of our total shares outstanding. We are continuously reviewing our governance practices and executive compensation programs, and we are committed to:
➢ Transparency: Transparency on a range of financial and governance issues to build trust and sustain two-way dialogue that supports our business success.
➢ Engagement: Proactive engagement with shareholders and stakeholder groups, including dialogue on a range of topics to identify emerging trends and issues which inform our thinking and approach.
➢ Incorporation of Feedback: We seek to receive valuable commentary and insights regarding our governance and compensation practices and incorporate this feedback into our practices.
See “Compensation Discussion and Analysis - Shareholder Engagement” for a more comprehensive discussion of the Company’s engagement efforts relating to its executive compensation program.

FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking statements with respect to Shutterstock, Inc.’s plans, intentions, expectations, assumptions, goals and beliefs regarding its business. These statements include all matters that are not historical fact and may be identified by the use of words such as “believes”, “expects”, “anticipates”, “intends”, “estimates”, “will”, “shall”, “may”, “plans”, “targets,” “goals,” or similar expressions, including variations and the negatives thereof or comparable terminology. Shutterstock, Inc. (the “Company”) cautions that its forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those expressed in, or implied or projected by, the forward-looking information and statements in this proxy statement. Important factors that could cause actual results to differ from those anticipated in these forward-looking statements include, among other things, those factors referred to under “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2024, as supplemented from time to time. In light of these and other risks, uncertainties and assumptions, the forward-looking events described in this proxy statement may not occur. The forward-looking statements speak only as of the date of this proxy statement. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this proxy statement.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors and Executive Officers
The names of our directors and executive officers and their ages, positions and biographies as of April 26, 2024 are set forth below. Our business and affairs are managed under the oversight of our Board of Directors, and our executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships among our directors or executive officers.
Name	Age	Position
Jonathan Oringer	49	Founder and Executive Chairman of the Board
Rachna Bhasin	51	Director
Deirdre Bigley	59	Director
John Caine	49	Chief Product and Digital Officer
Thomas R. Evans	69	Director (Nominee for election at the 2024 Annual Meeting)
Paul J. Hennessy	59	Director and Chief Executive Officer (Nominee for election at the 2024 Annual Meeting)
Alfonse Upshaw	54	Director
Jarrod Yahes	49	Chief Financial Officer
Jonathan Oringer has served as our Executive Chairman of the Board since April 2020. Prior to assuming the role of Executive Chairman, Mr. Oringer served as Chief Executive Officer since the founding the Company in 2003. Prior to founding Shutterstock, Mr. Oringer served as a director of several private companies. Mr. Oringer has served on the Columbia Engineering Board of Visitors since 2019. Mr. Oringer holds a B.S. in computer science and mathematics from State University of New York at Stony Brook and an M.S. in computer science from Columbia University.
Rachna Bhasin has served as a member of our Board since August 2019. Ms. Bhasin is the Founder/CEO of EQ Partners, a strategic advisory, consulting and investment company serving early-stage companies in the areas of technology and media. Ms. Bhasin was Chief Business Officer of Magic Leap, Inc., a spatial computing company, from October 2015 through January 2019 and prior to that, served as SVP, Corporate Strategy and Business Development at SiriusXM Radio, Inc. from November 2010 through October 2015. Ms. Bhasin also held positions at Dell, Inc., where she led the company’s consumer strategic partnership and personalization, and at EMI Music North America as Vice President of Business Development. Since March 2016, Ms. Bhasin has served as an Independent Director for Ryman Hospitality Properties (NYSE: RHP), a hotel, resort, entertainment and media company, where she serves on both the Human Resources and the Nominating and Corporate Governance Committees. Since August 2021, she has served as an Independent Director for PropertyGuru (NYSE: PGRU), a South East Asian Property Platform, where she serves on the Audit Committee. She is also a member of the Board of Directors of Audiomack, a private company providing a music streaming and audio distribution platform and for Newlab, who helps to commercialize and scale the critical technologies needed to decarbonize the economy. She is also a Senior Advisor to Alignment Growth, a fund that invests globally in growth-stage companies across media, entertainment and gaming. Ms. Bhasin holds a Bachelor of Commerce and Administration with Honors from the Victoria University of Wellington in New Zealand and an M.B.A. from Harvard Business School.
Deirdre Bigley has served as a member of our Board since May 2016. Ms. Bigley was with Bloomberg, L.P., a global business and financial information and news leader, joining in 2009 and serving as the Chief Marketing Officer from 2013 to 2021. Prior to joining Bloomberg, L.P., Ms. Bigley spent thirteen years at International Business Machines Corporation (IBM), serving in several capacities, including Vice President of Worldwide Advertising and Interactive, and Vice President of Worldwide Brand. Ms. Bigley serves on the Boards of: Wix.com, a cloud-based development platform, since November 2017; Sportradar, a sports betting and sports entertainment company, since April, 2021; and Taboola, an advertising company that powers recommendations for the open web, since April 2021. Ms. Bigley holds a B.A. in English from West Chester University.
John Caine joined Shutterstock in January 2023 as our Global Head of eCommerce, and has served as our Chief Product and Digital Officer since September 2023. Prior to joining Shutterstock, Mr. Caine served as the Chief Product Officer and General Manager, Consumer Credit at NerdWallet, Inc., a personal finance company, from December 2021 to January 2023; as Chief Product Officer and Chief Conversion Officer at Vroom, Inc., an online pre-owned car retailer from November 2016 to December 2021; and in various roles at Priceline.com, a provider of online travel and travel related reservation and search services, including as Chief Product Officer from April 2012 to April 2016. Mr. Caine holds a B.A. in English from the University of Connecticut.
Thomas R. Evans has served as a member of our Board since March 2012. From January 2014 through December 2015, Mr. Evans served as Advisor to the Board of Bankrate, Inc., a leading aggregator of financial rate information, and from March 2004 until December 2013, when he retired, Mr. Evans served as its President and Chief Executive Officer and a director. Mr. Evans served as a director of Millennial Media, Inc., a public mobile marketplace company, from 2014 to November 2015 and as a director of Future Fuel Corp., a public chemical manufacturing company, from 2005 until September 2015. Mr. Evans served as a director of Angie’s List, Inc., an online platform that connects home service professionals to customers, from February 2016 to September 2017, including serving as its Chairman of the Board from October 2016 through September 2017, until it was merged with the HomeAdvisor business of IAC/InterActiveCorp. Mr. Evans currently serves as a director of ANGI Homeservices Inc. and serves as a member of its Audit Committee and Chairman of its Compensation Committee. From February 2021 to 2023, Mr. Evans also served as a director of G Squared Ascend I Inc., a special purpose acquisition company, and served as a member of its Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Evans holds a B.S. in business administration from Arizona State University.
Paul J. Hennessy has served as our Chief Executive Officer since July 2022 and as a member of our Board since April 2015. From June 2016 until May 2022, Mr. Hennessy served as Chief Executive Officer and member of the Board of Directors of Vroom, Inc., an online pre-owned car retailer. Prior to joining Vroom, from April 2015 through June 2016, Mr. Hennessy served as Chief Executive Officer of priceline.com, a provider of online travel and travel related reservation and search services. From November 2011 to March 2015, Mr. Hennessy served as Chief Marketing Officer of Booking.com, an online booking accommodations provider. From July 2006 to October 2011, Mr. Hennessy was Chief Distribution Officer of priceline.com. Mr. Hennessy holds a B.S. in marketing management from Dominican College and an M.B.A. from Long Island University.
Alfonse Upshaw has served as a member of our Board since December 2020. Mr. Upshaw is Senior Vice President and Chief Financial Officer, Northern California Market for Kaiser Foundation Health Plans and Hospitals (Kaiser Permanente). Mr. Upshaw also served as Senior Vice President, Corporate Controller & Chief Accounting Officer for Kaiser Permanente until January 2022. Previously, Mr. Upshaw was an audit partner with Deloitte where he served Fortune 500 public as well as high growth private clients in a variety of industries. Mr. Upshaw has served on not-for-profit boards and several advisory committees including the Black Directors Health Equity Agenda, Inc., Kennedy-King Memorial Scholarship Foundation, the UC Berkeley Center for Financial Reporting and Management, and the American Heart Association Research Roundtable. Mr. Upshaw holds a B.S. in Business Administration from the University of California, Berkeley. He is a member of the American Institute of Certified Public Accountants and a lifetime member of the National Association of Black Accountants, Inc.
Jarrod Yahes has served as our Chief Financial Officer since December 2019. Prior to joining Shutterstock, Mr. Yahes served as Chief Financial Officer at Zeta Global, a marketing technology company, from October 2016 to November 2019, Chief Financial Officer at Jackson Hewitt Tax Services, Inc., a provider of tax preparation services, from April 2015 to October 2016, and served in multiple capacities at ExlService Holdings, a business process solutions company, from February 2005 to April 2015, advancing to Senior Vice President, Controller. Mr. Yahes earned a B.S. in applied economics from Cornell University and an MBA from the University of California at Berkeley.
Board Structure, Diversity, Director Nominations and Qualifications
Our Board is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Stockholders to serve for a three-year term. The directors are classified into three classes as follows: Jonathan Oringer and Rachna Bhasin each serve as a Class I director with a term ending at the 2025 Annual Meeting of Stockholders; Deirdre Bigley and Alfonse Upshaw each serve as a Class II director with a term ending at the 2026 Annual Meeting of Stockholders; and Thomas R. Evans and Paul J. Hennessy each serve as a Class III director with a term ending at the 2024 Annual Meeting of Stockholders.
Our Nominating and Corporate Governance Committee is charged with identifying, evaluating and recommending director nominees to the full Board, as well as considering candidates for election to the Board recommended by stockholders. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee takes into account many factors, including international business experience; experience in industries beyond technology; financial experience and a good reputation within the financial community; business management experience and the potential to succeed top management in the event Board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our business and product lines; and knowledge about our industries and technologies. The Nominating and Corporate Governance Committee will also factor into its determination the following qualities with respect to potential director nominees:
•	reputation for integrity, honesty and adherence to high ethical standards;
•
demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and willingness and ability to contribute positively to the decision-making process of the Company;

•	a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;
•
interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, contributors and the general public, and to act in the interests of all stockholders; and

•	no actual or perceived conflict of interests that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.
One of our core principles is to “Seek Diversity,” and, to further promote that principle, we adopted a Diversity, Equity & Inclusion Mission Statement that states our goal, among others, of building a workforce that is, at all levels, representative of the diverse global community we serve. The Board shares the Company’s commitment to fostering inclusion and diversity, and is committed to having its members represent a variety of identities, perspectives, backgrounds, and personal and professional experiences, bringing a broad variety of expertise to support the Company’s goals. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. The below graphs show the self-identified diversity characteristics provided by our Board members.

In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board as well as the director’s service on the boards of other public companies to ensure that the director can carry out director duties in a responsible manner. Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on information provided to the committee by the Company or a third-party or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate. Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating and Corporate Governance Committee will make recommendations regarding potential director candidates to the Board. The Nominating and Corporate Governance Committee may consult with management or engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.
We have adopted a director resignation policy, pursuant to which any nominee for director who, in an uncontested election, receives more votes “WITHHELD” than “FOR” his or her election is expected to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and subsequently by the Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Corporate Governance” link on our Investor Relations page at investor.shutterstock.com.
Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has voted to nominate Messrs. Evans and Hennessy for election to the Board as Class III directors at the 2024 Annual Meeting to serve for a term of three years until the 2027 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified or, if sooner, until their respective resignation or removal. Messrs. Evans and Hennessy are currently members of the Board.
Corporate Governance and Board Matters
Corporate Governance, Business Conduct and Compliance
We have a strong commitment to effective corporate governance and have in place a comprehensive corporate governance framework for our operations. We have adopted Corporate Governance Guidelines, last reviewed and approved on January 29, 2024, which, in conjunction with our amended and restated certificate of incorporation (the “Charter”), our Bylaws, and charters of the standing committees of our Board, form the framework for our corporate governance.
We have also adopted a Code of Business Conduct and Ethics (“Code of Ethics”), last reviewed and approved on January 29, 2024, that applies to all of our directors, officers and employees, including our senior financial officers. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, attempt to avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and that comply with applicable laws and with our internal controls, as well as providing for disclosure controls and procedures.
We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines and Code of Ethics. The corporate governance page can be found on our Investor Relations website at investor.shutterstock.com under the link for “Corporate Governance.” We will promptly post under the same link amendments to or waivers, if any, of our Code of Ethics, involving our directors and executive officers.

We also maintain policies to ensure our operations not only are compliant with applicable law, the rules and regulations of the SEC, and the listing standards of the New York Stock Exchange (“NYSE”), but also promote good corporate governance principles and standards of behavior. A summary of our corporate governance policies is set forth in the following table.
Policy	Description
Insider Trading and Disclosure Policy	Sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information.
Whistleblower Policy
Sets forth the procedures for the reporting of suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls and auditing matters, or other violations of federal or state laws or the Code of Ethics and the receipt, treatment and investigation of such reports.

Related Person Transaction Policy	Sets forth the policies and procedures for reviewing, approving and ratifying proposed transactions with directors, executive officers, significant stockholders or any other related persons.
Anti-Corruption Policy	Provides detailed guidance for our Board members, officers, employees and third parties acting on our behalf on prohibited actions under anti-bribery and anti-corruption laws.
Anti-Harassment Policy
Provides that all persons shall be treated with dignity and respect and shall not be subject to discriminatory practices and harassment and sets forth the policies and procedures for reporting and investigation suspected harassment.

Corporate Communications and Disclosure Policy
Sets forth guidelines on fair and complete disclosure of Company information to current and future stockholders, the investing public and the financial community to ensure compliance with SEC rules and regulations.

Economic Sanctions Compliance Policy	Provides that all Company activities by directors, officers, employees and agents acting on behalf of the Company comport fully with applicable embargoes and other economic sanctions requirements.
Executive Compensation Clawback Policy
Sets forth the guidelines pursuant to which the Company may recover certain incentive-based compensation payments made to current and former executive officers if the Company is required to prepare an accounting restatement of its financial statements as a result of material noncompliance with any financial reporting requirements under the federal securities laws.

Hedging Policy
Provides that all Company employees, officers and directors may not engage in (1) hedging or derivative transactions or any other speculative transactions (hedging or derivative actions include (i) “cashless” collars, (ii) forward contracts, (iii) equity swaps or (iv) other similar related transactions); (2) any transactions that suggest speculation in the Company’s Stock; or (3) any short sale, “sale against the box” or any equivalent transaction involving the Company’s stock.

Information Security Policy
Designed to ensure the safeguarding of all information in the Company’s possession in accordance with applicable law by establishing policies, practices, and procedures, and implementing technical, administrative, and physical measures, to protect it.

A copy of any of the policies set forth above may be requested from the Corporate Secretary, Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, New York 10118.

Director Independence
Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the NYSE listing standards, as well as the criterion related to contributions to tax-exempt organizations. A copy of our Corporate Governance Guidelines, which include our definitions for independence, can be found on our Investor Relations website at investor.shutterstock.com under the link for “Corporate Governance.” Our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in our Corporate Governance Guidelines and the NYSE listing standards applicable to board composition. The Board makes an affirmative determination regarding the independence of each director, based upon the recommendation of the Nominating and Corporate Governance Committee.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Ms. Bigley, Ms. Bhasin, Mr. Evans and Mr. Upshaw, representing four of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
Board Leadership Structure
Our Corporate Governance Guidelines are designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.
Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Following a thorough review by the Nominating and Corporate Governance Committee and the independent members of the Board as well as a multi-year discussion on Chief Executive Officer succession planning, the Board determined in February 2020 to separate the positions of Chairman and Chief Executive Officer and to create the role of Executive Chairman. As a result of Mr. Oringer’s status as Founder and his role and responsibilities as Executive Chairman, Mr. Oringer is not considered to be an independent Chairman. Since October 2014, the Board has appointed Mr. Evans as our “Presiding Director” to preside over non-management and executive sessions of the Board.
Executive Chairman Roles and Responsibilities
In his role as Executive Chairman, Mr. Oringer focuses on the leadership of the Board, including ensuring that Board functions are effectively carried out and, where functions have been delegated to Committees of the Board, that the results are reported to the Board; ensuring that the interests of various stakeholders are considered by the Board; engaging with our Presiding Director to facilitate communication between management and the independent directors; providing input on the performance of the Chief Executive Officer and acting as primary spokesman for the Board.
Mr. Oringer also meets regularly with Mr. Hennessy, our Chief Executive Officer, to advise and counsel across a wide range of issues; participates in discussions on the Company’s long-term growth, including discussions on strategic planning and capital allocation; is available to the executive leadership team and other management to provide feedback and advise, where needed; and works with Mr. Hennessy and management to drive key business relationships and growth.
Board Role in Risk Oversight
Effective risk management is critical to our Company’s ability to achieve its strategy. The Board oversees management in exercising its responsibility for managing risk, considering our robust framework of policies, procedures, and processes to anticipate, identify, assess, prioritize, and mitigate risks across the Company. Responsibility for managing risk rests with executive management while the Board and its committees participate in oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process, reviewing and monitoring management’s execution of the Company’s strategic and business plans, and selected risk areas. Each Board committee is responsible for oversight of specific risk areas relevant to their respective committee charter.
The oversight responsibility of the Board and its committees is informed by reports from our management team and our internal audit function that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. Specifically, the Company has robust internal processes and an internal control environment that facilitate the identification and management of risks and regular communication with the Board and its committees. These include an enterprise risk management assessment, regular internal management Disclosure Committee meetings, a Code of Business Conduct and Ethics and a comprehensive internal and external audit process. The Board executes its oversight responsibility directly and through its committees, which regularly report back to the Board. Some examples of risks overseen by committees are:
•
The Audit Committee oversees the enterprise risk process that management implements and reviews and assesses the Company’s processes to manage financial reporting risk and to manage internal audit, internal control over financial reporting and disclosure controls and procedures, tax, investment, and other financial risks, as well as the Company’s financial position and financial activities. The Board has also delegated oversight of information technology and cybersecurity risks to the Audit Committee.

•	The Compensation Committee oversees compensation programs, policies and practices and their effect on risk-taking by management.
•
The Nominating and Corporate Governance Committee manages risk by overseeing the governance framework and structure as well as other corporate governance matters, including oversight of the annual board and committee assessment process, and is charged with developing and recommending to the Board corporate governance principles and policies and Board committee structure, leadership and membership.

Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.
Highlight on the Board Roles in Oversight of Human Capital Management
The Board has long recognized that our employees are some of our most important assets and is engaged with management on ensuring that our Company is an employer of choice for the most talented employees in our industry. While the full Board discusses human capital management with regards to its role in overseeing our overall long-term strategy, our Compensation Committee has responsibility for overseeing human capital management. The Compensation Committee is tasked with overseeing specific initiatives on a regular basis, including, among other tasks:
•	Monitoring employee turnover;
•	Overseeing compensation philosophies and incentive plans across our workforce;
•	Monitoring our workforce planning;
•	Understanding our workforce demographics and diversity, equity and inclusion strategies and initiatives; and
•	Monitoring our corporate culture.
Highlight on the Board Roles in Oversight of Cybersecurity and Data Privacy
The Board and the Audit Committee are each involved in oversight of the Company’s management of cybersecurity risk. Cybersecurity is vital to protecting proprietary and confidential information and the trust of our customers, contributors and employees. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Audit Committee receives regular reports from the then-current Chief Information Security Officer and Chief Technology Officer, as applicable, on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape. The Audit Committee regularly briefs the full Board on these matters. The Board and its committees also discuss recent incidents throughout the industry and the emerging threat landscape.

Stockholder Communication with the Board
Stockholders and other interested parties may communicate directly with the Board, with any director, including our Presiding Director, or with the independent directors as a group or any other group of directors by writing to our Corporate Secretary at Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 20th Floor, New York, New York 10118, with a request to forward such communication to the intended recipient or recipients. Messages received with such a request will be forwarded to the appropriate director or directors. If the communication is addressed to the Presiding Director, the communication will be forwarded directly to the Presiding Director and will not be processed by the Corporate Secretary. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee, as the Corporate Secretary deems appropriate or necessary.
Board Meetings
During 2023, the Board held eight meetings and additionally took action on two occasions by unanimous written consent. Each of our directors attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and Board committees on which such director served during the period. Under our Corporate Governance Guidelines, each of our directors is strongly encouraged to make every effort to attend our annual meetings. All but one of the directors serving at the time of the 2023 Annual Meeting of Stockholders attended the meeting.
Executive Sessions
Executive sessions of our independent directors are generally held in connection with regularly scheduled Board meetings and are chaired by our Presiding Director. Our standing committees also generally meet in executive sessions at the end of each committee meeting.
Board Committees
In 2023, our Board had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter approved by the Board, copies of which are available on our website at investor.shutterstock.com. These committees currently comprise the following independent members:
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rachna Bhasin
Deirdre Bigley
Thomas R. Evans
Alfonse Upshaw
  Committee Chairperson
Each of our standing committees has a written charter approved by the Board that establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee can be found on our Investor Relations website at investor.shutterstock.com under the link for “Corporate Governance.” Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee
The primary purpose of our Audit Committee is to assist the Board in its oversight of our corporate accounting and financial reporting process and internal controls over financial reporting. As more fully described in its charter, the Audit Committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	coordinating the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;
•	overseeing our internal audit function;
•	discussing our risk management policies;
•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;
•	meeting independently with our senior internal audit executive, our independent registered public accounting firm, and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.
Our Audit Committee currently consists of Mr. Upshaw, who serves as its chairman, Mr. Evans and Ms. Bhasin. The Audit Committee met eight times during 2023. The Board, in its business judgment, has determined that each director serving on the Audit Committee meets the independence criteria prescribed by the Exchange Act and SEC rules and regulations and meets the NYSE’s financial literacy requirements for audit committee members. The Board has also determined that Mr. Upshaw qualifies as an audit committee financial expert within the meaning of SEC rules.
Compensation Committee
The primary purpose of our Compensation Committee is to assist the Board in overseeing our compensation program. As more fully described in its charter, the Compensation Committee’s responsibilities include:
•	reviewing and approving our general compensation strategy;
•
establishing annual and long-term performance goals for our Chief Executive Officer, and evaluating the performance of our Chief Executive Officer in light of those goals and objectives and determining and approving or recommending for approval the compensation of our Chief Executive Officer based on such evaluations;

•	reviewing and approving, in consultation with our Chief Executive Officer, the compensation of our executive officers;
•	administering our stock plans and any equity compensation arrangements that may be adopted by us from time to time;
•	reviewing compensation levels for directors for service on our Board and its committees and recommendation changes in such compensation; and
•
reviewing and discussing with management the annual Compensation Discussion and Analysis (“CD&A”) disclosure and related tabular presentations for our named executive officers and, based on this review and discussions, making a recommendation to include the CD&A disclosure in the Company’s annual public filings.

The engagement of any compensation consultants, legal counsel or other advisors rests exclusively with our Compensation Committee, which has sole authority to retain and terminate any compensation consultant, counsel or other advisor that it uses. See also “Director Compensation” for a discussion of the role of our compensation consultant.
Our Compensation Committee currently consists of Ms. Bigley, who serves as its chairperson, Ms. Bhasin and Mr. Evans. The Compensation Committee met four times during 2023. The Board, in its business judgment, has determined that each director serving on the Compensation Committee meets the independence requirements prescribed by the NYSE and is a “non-employee director” for purposes of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
For additional information regarding determination of our directors’ and executive officers’ compensation, please refer to the discussion set forth under “Non-Employee Director Compensation Policy” and “Setting Our Compensation.”
Nominating and Corporate Governance Committee
The primary purposes of our Nominating and Corporate Governance Committee are to assist our Board in identifying individuals qualified to become members of our Board, to oversee the evaluation of our Board and management and to review and update our corporate governance principles. As more fully described in its charter, the Nominating and Corporate Governance Committee’s responsibilities include:
•	developing and recommending a set of corporate governance principles to our Board;
•	evaluating the composition, size, organization and governance of our Board and its committees;
•	reviewing and recommending to our Board director independence determinations with respect to continuing and prospective directors;
•	identifying, evaluating and recommending candidates for election to our Board in the class subject to election; including nominees recommended by our stockholders; and
•	overseeing our Board and Board committee’s performance and self-evaluation process.
Our Nominating and Corporate Governance Committee currently consists of Mr. Evans, who serves as its chairperson, Ms. Bhasin and Ms. Bigley. The Nominating and Corporate Governance Committee met one time during 2023. The Board, in its business judgment, has determined that each director serving on the Nominating and Corporate Governance Committee meets the independence requirements prescribed by the NYSE.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board is divided into three classes. Directors are elected by class, for three-year terms. The Nominating and Corporate Governance Committee recommended, and the Board has nominated, the two Class III directors, Thomas R. Evans and Paul J. Hennessy, as nominees for election as members of our Board at the 2024 Annual Meeting.
Mr. Evans and Mr. Hennessy have each agreed to serve as a director of the Company if elected. The term of office of a director elected at the 2024 Annual Meeting will continue until the Annual Meeting of Stockholders held in 2027 or until such director’s successor has been duly elected and qualified, or until such director’s earlier resignation or removal.
Unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of the Company. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board, the proxy holders will vote in their discretion for a substitute nominee, or if a substitute nominee cannot be identified, the Board may reduce the size of the Board.
The table below summarizes the key qualifications, skills or attributes of each director nominee standing for election at the 2024 Annual Meeting, which we believe qualify the director to serve on our Board. For additional information regarding our Board members, including our director nominees standing for election at the 2024 Annual Meeting, please refer to the biographies set forth under “Directors and Executive Officers.”
Director	Qualifications
Thomas R. Evans (term expiring at 2024 Annual Meeting)
Breadth of business experience, particularly as a senior executive in internet and media industries, and service on the board of directors of public companies; valuable insight into operational strategy and execution.

Paul J. Hennessy (term expiring at 2024 Annual Meeting)
Extensive global marketing and management experience as well as domestic and international start-up experience, particularly as a senior executive with online marketing experience in the internet and travel industries.

A plurality of the votes cast in the election of directors is required to elect a nominee to our Board. The Board has adopted a director resignation policy, pursuant to which any nominee for director who, in an uncontested election, has more votes “WITHHELD” than “FOR” his or her election is expected to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and subsequently by the Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Corporate Governance” link on our Investor Relations page at investor.shutterstock.com.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

The key qualifications, skills or attributes of the members of the Board whose terms or directorships do not expire at the 2024 Annual Meeting are set forth below.
Director	Qualifications
Jonathan Oringer (term expiring at 2025 Annual Meeting)	Extensive experience in the commercial digital imagery industry, experience with entrepreneurial and technology companies and extensive knowledge of the Company as its founder.
Rachna Bhasin (term expiring at 2025 Annual Meeting)
Extensive senior leadership experience in the technology and media industries, specifically driving corporate and business development initiatives and significant technical expertise and experience in innovation. Valuable insight into evaluation and execution of strategic, business and operational initiatives.

Deirdre Bigley (term expiring at 2026 Annual Meeting)
Extensive experience working at multinational corporations with teams across a range of products and significant business and operational experience, particularly as a senior marketing executive at media and technology companies.

Alfonse Upshaw (term expiring at 2026 Annual Meeting)
Extensive accounting, finance and corporate governance experience, including holding roles as chief accounting officer and regional chief financial officer of the largest not-for-profit integrated healthcare company in the United States, as well as qualification to serve as a financial expert.

DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, taking into account various factors, including the responsibilities of directors generally and the responsibilities of committee chairs, and the Company’s performance. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.
The overall goal of our director compensation program is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. Our director compensation program is also intended to align the interests of our directors and our stockholders, and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation. We also reimburse our non-employee directors for reasonable travel expenses and other out-of-pocket costs incurred in connection with attending Board and committee meetings.
Our 2022 Plan limits the maximum aggregate value of awards granted under the 2022 Plan (based on their grant date fair value for financial reporting purposes) and cash payable to any individual non-employee director in any fiscal year to $750,000, subject to extraordinary circumstances for any non-employee director as the Board may determine in its discretion and in accordance with the terms of the 2022 Plan. The Board believes this is a meaningful limit on total director compensation.
Cash Compensation: Our non-employee director compensation program provides for an annual fee of $50,000 and fees for the chairperson and members of our Audit, Compensation, and Nominating and Corporate Governance Committees as follows:
Role	2023 Annual Retainer- Chairperson ($)	2023 Annual Retainer- Other Members ($)
Audit Committee	20,000	10,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	2,500	2,500
In addition to the annual cash retainer, the independent director who serves as the Presiding Director receives an additional annual cash retainer in the amount of $20,000. All fees are payable quarterly in arrears (and prorated in the event of service less than an entire quarter).
For fiscal 2024, the Board approved an increase in certain fees as follows: Compensation Committee Chair - $15,000, Nominating and Corporate Governance Committee Chair - $10,000 and Nominating and Corporate Governance Committee member - $5,000.
2023 Non-Employee Director Equity Compensation: Our non-employee director compensation program also provides for a restricted stock unit (“RSU”) award with a cash value equal to $150,000 annually upon election and annually thereafter, with the grant date of such annual award to be the date of our annual meeting of stockholders; for 2024, the RSU award value was increased to $175,000. These RSUs vest on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date immediately preceding the date of our next annual meeting of stockholders, subject in each case to the non-employee director’s continued service to the Company through the vesting date. If a non-employee director is appointed to the Board at any point other than at the annual meeting of stockholders, the initial director grant is prorated.
The number of RSUs subject to the grant is determined by dividing the cash value of the award by the average of our closing price for a share of our Common Stock during the 30 trading-day period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares. These RSU grants are issued pursuant to and are subject to the terms and conditions of our 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) and the terms of the RSU agreements entered into between each non-employee director and the Company. Furthermore, pursuant to the terms of our director compensation policy, the RSUs fully vest upon a change in control of the Company.

The Company also provides our non-employee directors the option to elect to defer the settlement of the vested shares subject to their RSU grants to be issued on the earliest of a fixed date in the future or the date of the non-employee director’s separation from service, and the date of a change in control of the Company.
Director Compensation Table
The following table provides information on the amount of compensation received by our non-employee directors for the year ended December 31, 2023. Information regarding the compensation of Mr. Oringer and Mr. Hennessy is set forth in the Summary Compensation Table included elsewhere in this proxy statement.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Deirdre Bigley(3)	62,500	138,383	200,883
Thomas R. Evans(4)	77,500	138,383	215,883
Rachna Bhasin(5)	67,500	138,383	205,883
Alfonse Upshaw(6)	70,000	138,383	208,383
(1)	Represents all fees earned or paid in cash for services as a director for the fiscal year ended December 31, 2023, including annual retainer fees, committee chair and membership fees, as applicable.
(2)
Amounts represent the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation.” Stock awards reflect a grant of RSUs with a value of approximately $150,000 on the date of the 2023 Annual Meeting of Stockholders, with the number of shares determined in accordance with our director compensation policy by dividing $150,000 by the average of our closing price for a share of our Common Stock during the 30 trading-day period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares. Grant date fair value was calculated using the closing price on the grant date of $49.76 per share, which was the closing price of our Common Stock on June 8, 2023.

(3)	As of December 31, 2023, Ms. Bigley had 2,781 unvested RSUs.
(4)	As of December 31, 2023, Mr. Evans had 2,781 unvested RSUs and 23,321 vested RSUs, the settlement of which has been deferred.
(5)	As of December 31, 2023, Ms. Bhasin had 2,781 unvested RSUs and 3,539 vested RSUs, the settlement of which has been deferred.
(6)	As of December 31, 2023, Mr. Upshaw had 2,781 unvested RSUs and 5,328 vested RSUs, the settlement of which has been deferred.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of April 8, 2024 or as of the dates referenced below, regarding the beneficial ownership of our Common Stock by:
•	each person known to us to own beneficially more than 5% of the outstanding shares of any class of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and current executive officers as a group.
As of April 8, 2024, we had 35,793,683 shares of Common Stock outstanding. We computed the number of shares beneficially owned and the percentage of Common Stock represented by that ownership based on the SEC’s rules. Accordingly, ownership reflects shares over which a person has voting or investment power and includes shares that a person has the right to acquire by June 7, 2024 in connection with stock options or vesting of RSUs (not taking into account the withholding of shares of Common Stock to cover applicable taxes). Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, New York 10118. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.
	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Jonathan Oringer(1)	11,482,456	32%
Paul J. Hennessy	75,303	*
Jarrod Yahes(2)	74,079	*
John Caine	7,413	*
Deirdre Bigley	11,783	*
Rachna Bhasin	15,622	*
Thomas R. Evans(3)	26,269	*
Alfonse Upshaw(4)	5,238	*
All executive officers and directors as a group (8 persons)(5)	11,698,163	32%
Other 5% Stockholders:
Blackrock, Inc.(6)	4,419,032	12%
The Vanguard Group(7)	2,878,237	8%
*	Represents beneficial ownership of less than 1%.
(1)
Consists of 10,882,456 shares of Common Stock, 500,000 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 8, 2024 and 100,000 shares issuable upon the vesting of RSUs at or within 60 days of April 8, 2024.

(2)	Consists of 38,554 shares of Common Stock and 35,525 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 8, 2024.
(3)	Consists of 22,310 shares of Common Stock and 3,959 shares issuable upon the vesting of RSUs at or within 60 days of April 8, 2024.
(4)	Consists of 5,238 shares issuable upon the vesting of RSUs at or within 60 days of April 8, 2024.
(5)
Includes 535,525 shares issuable upon exercise of outstanding options exercisable at or within 60 days of April 8, 2024 and 107,918 shares issuable upon the vesting of RSUs at or within 60 days of April 8, 2024.

(6)
This information is based solely on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) with the SEC on January 23, 2024, which reported ownership as of December 31, 2023. Of the 4,419,032 shares of our Common Stock deemed beneficially owned, Blackrock reported sole voting power as to 4,255,478 shares, shared voting power as to 0 shares and sole dispositive power as to all shares beneficially owned. The address of Blackrock is 50 Hudson Yards, New York, New York 10001.

(7)
This information is based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024, which reported ownership as of December 29, 2023. Of the 2,878,237 shares of our Common Stock deemed beneficially owned, Vanguard reported sole voting power as to 0 shares, shared voting power as to 45,563 shares, sole dispositive power as to 2,807,133 shares and shared dispositive power as to 71,104 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required pursuant to Section 14A of the Exchange Act, the Board is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting compensation of the named executive officers (“NEOs”) listed in the 2024 Summary Compensation Table as described in this proxy statement.
Because the vote is advisory, the result will not be binding on the Compensation Committee or the Company and it will not affect, limit or augment any existing compensation or awards. The Compensation Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.
The affirmative “FOR” vote of a majority of the shares present and entitled to vote at the 2024 Annual Meeting, either represented by proxy or by attending the meeting, is required to approve, on an advisory basis, the compensation of our NEOs.
We believe you should read the Compensation Discussion and Analysis, compensation tables and accompanying narrative information and also consider the factors below in determining whether to approve this proposal.
We have determined to include a stockholder vote on the compensation of named executive officers (commonly known as a “say on pay” vote) in our proxy statement annually until the next required vote on the frequency of say on pay votes. The next say on pay vote accordingly will be held at the 2025 Annual Meeting of Stockholders.
Key Features of our Executive Compensation Program
The discretionary structure of our compensation program allows our Board and our Compensation Committee to determine pay based on a comprehensive view of the quantitative and qualitative factors they believe best reflect the results that will produce long-term business success. The Board and the Compensation Committee maintain a strong correlation between our financial results and Company objectives and NEO compensation actually awarded.
We designed our compensation programs for NEOs to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and alignment of that pay with the interests of our stockholders are the key principles that underlie our compensation program and decisions. In that regard, we:
•
weight compensation towards driving achievement of our long-term strategic and financial objectives and aligning our executive officers’ interest with the long-term interests of our stockholders by providing meaningful variable and equity-based compensation, including performance-based equity compensation;

•	pay base salaries to our senior executives that are competitive based on our review of market data;
•	consider peer group competitive pay and practices and comparative data derived from market research in establishing compensation;
•	strive to enhance retention by conditioning a significant percentage of total compensation on multi-year vesting and performance-based vesting; and
•	do not include “golden parachute” excise tax gross-ups.
Although the vote in this Proposal 2 is non-binding, the Board and the Compensation Committee value the opinions of the stockholders and will review the voting results and consider the outcome of the say-on-pay vote and stockholder concerns, along with other relevant factors, when making future compensation design decisions.

In accordance with the wishes of our stockholders based on a vote in 2021 regarding the frequency of say-on-pay proposals, we currently hold our say-on-pay vote every year. Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the 2024 Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including in the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, is hereby approved.”
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS RESOLUTION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and the decisions made in 2023 as they pertain to each individual who served as our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our other executive officers during our fiscal year ended December 31, 2023. Throughout this document, these executives are collectively referred to as our “NEOs” or our “named executive officers.” During fiscal year 2023, our named executive officers were:
Jonathan Oringer	Founder, Executive Chairman of the Board
Paul Hennessy	Chief Executive Officer
Jarrod Yahes	Chief Financial Officer
John Caine	Chief Product and Digital Officer
This Compensation Discussion and Analysis is organized into four sections:
•	Section 1 – Executive Summary
•	Section 2 – Establishing and Evaluating Executive Compensation
•	Section 3 – Elements of 2023 Compensation
•	Section 4 – Other Compensation Information
Section 1 – Executive Summary
We are a leading global creative platform connecting brands and businesses to high quality content.
Our long-term success depends, in part, on our ability to attract, engage, motivate and retain highly talented individuals who are committed to our vision, strategy and values. One of the key objectives of our executive compensation program is to maintain a strong alignment between corporate performance and executive compensation by tying incentive compensation to the achievement of performance metrics that we believe increase the Company’s long-term value and align our executives’ interests with the interests of our stockholders.
2023 Business Highlights(1)
Over 2.0 million active, paying customers contributed to our revenue in 2023. Our contributors made their images, footage and music tracks available in our collection, which has grown to 771 million images and 54 million footage clips as of December 31, 2023. This makes our collection of content one of the largest of its kind, and we delivered 153.0 million paid downloads to our customers across all of our brands during the year ended December 31, 2023.
In addition, our customers have needs that are beyond traditional content license products and services. These include (i) licenses to metadata associated with our images, footage, music tracks and 3D models through our data offering, (ii) distribution and advertising services from our Giphy business, which consists of GIFs (graphics interchange format visuals) that serve as a critical ingredient in text- and message- based conversations and in contextual advertising settings, (iii) specialized solutions for high-quality content matched with production tools and services through Shutterstock Studios and (iv) other tailored white-glove services.

The highlights of our 2023 performance versus 2022 performance(1) include:
•	Revenue increased 6% to $ 874.6 million(2)
•	Income from operations decreased 27% to $68.4 million
•	Net income increased 45% to $110.3 million
•	Adjusted EBITDA increased 10% to $240.8 million(3)
•	Operating cash flows decreased $17.9 million to $140.6 million
•	Adjusted free cash flow increased $40.1 million to $138.5 million(3)
(1)
For additional information regarding our financial results, please see our 2023 Annual Report, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a description of our key metrics, including number of subscribers, subscriber revenue, average revenue per customer, paid downloads, revenue per download and content in our collection, see “Key Operating Metrics” within “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2023 Annual Report.

(2)
On a constant currency basis, revenue increased 5%. For a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures, please see Annex A. “GAAP” means accounting principles generally accepted in the United States.

(3)	For a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures, please see Annex A.
Shareholder Engagement
Since our 2023 Annual Meeting, we have undertaken a comprehensive stockholder engagement effort to solicit feedback about our executive compensation program and practices. We proactively reached out to our 30 largest stockholders, representing approximately 64% of our outstanding shares, of which investors representing 28% of our outstanding shares accepted the invitation to engage, including with independent director participation. This is in addition to the input of our Executive Chairman who beneficially owns more than 30% of our outstanding shares. Various members of management, including our CFO, also participated as appropriate in engagement discussions.
The outcome of our 2023 say-on-pay vote signaled that our investors had concerns with certain aspects of our executive compensation program. As a result, we were determined to understand the perspectives of our investors and take appropriate steps to incorporate their feedback into our compensation program. We summarize concerns discussed in our engagement meetings below:
Areas of Concern	Shutterstock Response
Severance	Avoid excessive severance payments that include both accelerated equity and cash severance in case of voluntary resignations
Equity grants for new hires
Align pay with performance, with more moderate grant values following sign-on awards that are designed to build immediate alignment with stockholder value. With new CEO, Compensation Committee did not provide for any new award in 2023, following his 2022 sign-on equity package.

For the past nine years, we have conducted an annual advisory vote to approve the compensation of our named executive officers. While this vote is not binding on us, the Board, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in this Compensation, Discussion & Analysis section of this proxy statement.

Compensation Governance Highlights
We maintain the following corporate governance practices and policies that our Board believes help to advance our compensation goals, including:
What we do	What we don’t do
Maintain a completely independent Compensation Committee that establishes our compensation practices	Encourage unreasonable risk taking
Design executive compensation program to align pay with performance, including long-term equity awards with vesting tied to performance achievement	No repricing underwater stock options or grants without seeking stockholder approval
Award a vast majority of pay as variable, performance-aligned opportunity and not fixed compensation	No excessive change in control or severance payments
Rigorous goals for performance-based compensation to align compensation with high performance and stockholder value	No excise tax gross-ups upon change in control termination benefits
Provide for “double-trigger” equity acceleration for our executive officers upon change in control	No defined benefit retirement plans, or supplemental retirement plans, for our executive officers
Use an independent compensation consultant	No guaranteed equity awards or bonuses for named executive officers
Clawback policy compliant with SEC and NYSE rules requiring recoupment of erroneously awarded compensation from executive officers following financial restatement	No hedging and no pledging of our equity securities by directors or employees, including our executive officers
Section 2 – Establishing and Evaluating Executive Compensation
Executive Compensation Philosophy & Objectives
Our philosophy with regard to the compensation of our named executive officers, is to attract and retain high performers, and motivate them to pursue our corporate and business objectives that are intended to create long-term value for our stockholders. We strive to provide compensation packages that are competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership.
Our executive compensation program is designed to:
•	attract, motivate and retain high-performing executives;
•
provide compensation that is competitive with the market and tailored to account for the specific needs and responsibilities of the particular position, as well as the performance and unique qualifications of the individual executive;

•	ensure actual payouts are aligned with financial performance and strategic business goals that enhance stockholder value;
•	ensure a substantial portion of each executive’s total compensation is “at-risk” and varies based on Company and individual performance; and
•	align the executive compensation program with both short-term and long-term stockholder interests.
As our needs evolve, we will reevaluate our philosophy and compensation programs from time to time as circumstances require.

Setting our Compensation
Our Compensation Committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, annual cash incentive payouts, the size and structure of equity awards and any severance or change in control benefits. In carrying out its responsibilities, the Compensation Committee reviews, evaluates and approves the compensation arrangements, plans, policies, and practices for our executive officers. When discharging its responsibilities, the Compensation Committee relies on input from our management and our independent compensation consultant, whose roles are discussed below. Mr. Oringer, our Executive Chairman, also assists the Compensation Committee in determining our CEO’s compensation. Our management provides our Compensation Committee with its perspectives on certain aspects of our NEOs’ compensation, including the metrics and targets used in our performance-based compensation elements and the companies that constitute our compensation peers. Additionally, for each NEO except for himself, our CEO provides his review of the NEO’s individual performance to the committee and recommends an amount of compensation for the NEO, informed by that NEO’s individual performance and data regarding market levels of compensation for that NEO’s role and scope of responsibility. Our CEO and Executive Chairman do not participate in the Compensation Committee’s deliberations on their own compensation.
Potential changes to our executive officers’ compensation, such as increases in salary and annual incentive opportunities, are considered by the Compensation Committee annually. Any changes are typically set by the Compensation Committee at a meeting early in the calendar year after the Board has reviewed the Company’s performance for the past year and prospects for the year ahead, although individual executive performance is evaluated on an ongoing basis and, accordingly compensation decisions may be made throughout the year.
In connection with determining compensation, our Compensation Committee has retained the services of Pearl Meyer as its independent compensation consultant to provide advice and recommendations on the amount and form of executive compensation. Pearl Meyer was selected by and reports to the Compensation Committee and did not provide any other services to the Company. Our Compensation Committee periodically has sought input from Pearl Meyer on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Pearl Meyer has also provided general observations on the Company’s compensation programs, including the compensation of our Executive Chairman and the design of our PSUs, each as described below.
Our Compensation Committee considered and assessed all factors relevant to Pearl Meyer’s independence, including factors specified in NYSE listing standards and Rule 10C-1(b) of the Exchange Act, as well as certain other factors that could give rise to a potential conflict of interest with respect to the work of Pearl Meyer. Based on this assessment, our Compensation Committee confirmed that no conflicts of interest were raised by the work performed by Pearl Meyer.
Our Compensation Committee also administers our cash-based and equity-based compensation plans and reviews our executive compensation program from time to time, including such compensation plans, to determine whether they are appropriate, properly coordinated, and achieving their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.
Use of Comparative Market Data
We aim to compensate our executive officers at levels that are commensurate with competitive levels of compensation for executives in similar positions at peer companies, with whom we compete to hire and retain executive talent, although we do not attempt to link any single element of compensation to specific peer company percentiles or ratios. Market data is just one of a variety of factors considered in determining base salary, bonus targets, long-term equity awards and total compensation levels. The Compensation Committee and management believe that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the executive officers because compensation benchmarking does not take the specific performance of the executive officers, or the performance of the Company, into account.

The Compensation Committee periodically reviews the composition of our peer group used in making compensation decisions to determine whether any changes are appropriate. In January 2023, the Compensation Committee, in consultation with Pearl Meyer, reviewed and approved the composition of our peer group consisting of technology and software services companies that are similar to us in industry code, revenue, market capitalization and sales growth. Our peer group, which was used in making compensation decisions for fiscal year 2023, includes the following companies:
Box, Inc.	Magnite, Inc.	QuinStreet, Inc.	TrueCar, Inc.
Dropbox, Inc.	New Relic, Inc.	Quotient Technology, Inc.	Yelp Inc.
Envestnet, Inc.	Paycom Software, Inc.	Stitch Fix, Inc.
Etsy, Inc.	Pinterest, Inc.
Executive Chairman Compensation
Mr. Oringer, our founder, has served as our Executive Chairman since April 2020 and previously served as our interim CEO for several months during fiscal 2022 and as our CEO for 17 years from the time he founded the Company in 2003 until 2020. In developing compensation recommendations for Mr. Oringer, our Compensation Committee, in its business judgment, has sought to appropriately reward Mr. Oringer’s critical contributions to the Company’s ongoing success and the success of our brand and to create incentives for Mr. Oringer to continue to contribute significantly to successful results in the future.
Cash Compensation
Since April 2014, Mr. Oringer’s annual base salary has been $1.00 (one dollar) and Mr. Oringer has remained ineligible to receive an annual cash bonus. In providing for a $1.00 (one dollar) salary, the Compensation Committee determined to instead tie Mr. Oringer’s compensation almost entirely to the Company’s long-term business objectives and long-term stock price performance, as further described below.
Equity Compensation
The Compensation Committee recognizes that one of the Company’s key compensation philosophies is that long-term stock-based incentive compensation strengthens the alignment of the interests of our executive officers with our stockholders, including for our Executive Chairman. In fiscal 2014, in connection with his prior service as CEO, the Compensation Committee approved an equity grant to Mr. Oringer consisting of:
(i) a grant of 500,000 stock options, with an exercise price of $80.94 per share (the “Option Grant”); and
(ii) a grant of 100,000 shares of restricted stock units (the “RSU Grant”).
Both the RSU Grant vests and the Option Grant becomes exercisable if the average 90-day closing price of the Company’s common stock equals or exceeds $161.88 for any 90 consecutive calendar days during the period commencing on the fifth anniversary of the date of grant and ending on the tenth anniversary of the date of grant, subject to Mr. Oringer’s continuous employment through the vesting date. The stock price target of $161.88 is equal to two times the average closing price for the Company’s common stock over the 90 calendar days preceding the grant date, which therefore represents a rigorous performance target that is aligned with stockholder value. If the Company is unable to meet the stock price target, the grants will be forfeited by Mr. Oringer. As of the date of this proxy statement, none of these grants will be achieved.
Given that substantially all of Mr. Oringer’s compensation is derived from the equity grants made to him, and a large portion of those grants constitute at-risk compensation that may not be realized, in April 2021, and each of April 2022 and 2023, the Compensation Committee approved an award of performance stock units (“PSUs”) with a grant-date value of $5,000,000, $5,500,000 and $5,500,000, respectively, for him, which in each case vests over a 3-year period based on achievement of revenue growth and adjusted EBITDA margin targets in accordance with the Company-set goals for management. The number of PSUs subject to each grant was determined by dividing (x) the cash value of the award by (y) the average of the Company’s closing price for a share of Common Stock on each trading day during the 30 trading days period ending on the date immediately prior to the applicable grant date, rounded down to the nearest whole number of shares. This number serves as the “target” number of shares that can actually be earned under the terms of the award.

Section 3 – Elements of 2023 Compensation
The principal elements of our executive compensation program are set forth in the following table and described in more detail below.
Compensation Element	Characteristics	Objectives
Base Salary	Annual fixed cash compensation	Provide a fixed level of cash compensation to attract, retain and reward talented and skilled executive talent that is competitive for executive talent specific to our industry.
Annual Bonuses	Annual variable, performance-based cash compensation determined by achievement of pre-established annual corporate goals and individual performance	Motivate and reward the achievement of annual financial and other operating objectives and individual performance to drive stockholder value over time.
Long-Term Incentive Compensation
Variable equity compensation in three forms: (a) stock options, (b) restricted stock units, both of which vest in annual installments over a period of years (three years for awards granted in 2023); and/or (c) performance stock units, which vest based on achievement of company financial goals
Align an executive’s interest with that of stockholders and motivate and reward profitable growth and increases in stock price over time. Aid in attraction and retention of executive talent.
Other Compensation
Indirect compensation elements consisting of programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts and other plans and programs made available to eligible employees
Provide benefits that promote employee health and welfare, wellness and retirement income and learning and development opportunities, which assists in attracting and retaining our executive officers.
We arrive at total compensation levels by determining appropriate levels for each element. The relative weight of each element is determined by the Compensation Committee based on its assessment of the effectiveness of each element in supporting our short-term and long-term strategic objectives.
In determining compensation for our NEOs, our Compensation Committee, with recommendations from our management, considers many variables, including each executive’s respective experience. While not formulaic or exhaustive, the variables considered in the past include:
•	the experience, knowledge, and performance of the executive officer in question;
•	the competitive market for similar executive talent;
•	how critical the retention of any particular executive is to achieving the Company’s strategic goals;
•	the performance of the Company against internal performance targets;
•	how well an executive works across business teams to promote overall corporate goals;
•	future potential contributions of the executive; and
•	pre-existing employment agreements between the Company and an executive officer.
Based on this analysis, the Compensation Committee makes determinations as to each element of the compensation package, weighing each component in its discretion based on the facts and circumstances surrounding each NEO’s employment agreement or annual review.
We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long-term.

Base Salary
We provide a base salary to our NEOs, other than Mr. Oringer, to compensate them in cash at a fixed amount for services rendered on a day-to-day basis during the year. We strive to set base salaries at levels that are competitive based on our review of market data. The base salaries of all NEOs are reviewed annually and adjusted from time to time to reflect individual roles and performance as well as market conditions.
In February 2023, the Compensation Committee reviewed and decided to maintain the base salary for named executive officers at their then-current base salary levels.
The table below sets forth the base salaries for our named executive officers during fiscal year 2023.
Named Executive Officer	Fiscal 2023 Base Salary
Jonathan Oringer	$1
Paul Hennessy	$700,000
Jarrod Yahes	$550,000
John Caine(1)	$500,000
(1)	As reflected in the Salary column of the Summary Compensation Table, Mr. Caine received a prorated portion of this base salary reflecting his term of service during fiscal 2023.
Cash Incentives
In general, annual cash bonuses for our NEOs, other than Mr. Oringer, and other key employees are determined by our Compensation Committee on an annual basis. The annual cash incentive is an “at risk” bonus compensation program designed to foster a performance-oriented culture, where individual performance is aligned with the Company’s financial and business objectives.
The Compensation Committee set the target incentive compensation for fiscal 2023 for each of our NEOs, other than Mr. Oringer, as a percentage of the NEO’s base salary as set forth below:
Executive Officer	% of Base Salary Fiscal 2023	Target Incentive Compensation
Paul Hennessy	100%	$700,000
Jarrod Yahes	80%	$440,000
John Caine	60%	$300,000
Performance Goals
Our annual cash incentive is designed to reward our executive officers based on achievement of pre-established Company performance goals and the individual contribution of each executive to that performance. Specifically, in 2023, the Company performance metrics were based on achievement of (i) revenue and (ii) adjusted EBITDA, with a relative weighting of 50% and 50% for each metric. In addition, the Compensation Committee has discretion to increase or decrease the bonuses that otherwise would be paid as annual cash incentive based on an individual executive officer’s actual performance versus the Company’s specified goals.
The Compensation Committee chose the revenue and adjusted EBITDA measures with the belief that they motivate our executives to drive Company growth and profitability. To reflect performance above or below targets, achievement of the revenue and adjusted EBITDA goals are measured against sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target or less than the target bonus if results are lower than the target. For 2023, our specific financial targets are shown in the table below:
Financial Targets for 2023 Annual Incentive Bonus Payouts
Revenue	$882.2 million
Adjusted EBITDA	$238.7 million

Payout percentages resulting from achievement of revenue relative to the established target range from no payout for achievement under 93% of the established target to 160% payout for achievement at 110% or more of the target level, with 100% payout occurring at achievement at 100% of target. Similarly, the payout percentages resulting from achievement of Adjusted EBITDA relative to the established target range from no payout for achievement under 80% of the established target to 130% for achievement at 110% or more of the target level, with 100% payout occurring at achievement of 100% of target.
In February 2024, the Compensation Committee reviewed actual results for 2023 with respect to revenue and adjusted EBITDA, which may be adjusted for extraordinary and/or non-recurring circumstances as deemed necessary by the Compensation Committee for payout percentage purposes, and the Compensation Committee determined that the Company achieved the following financial results and payout percentages:
	Revenue	Adjusted EBITDA(1)
Target (millions)	$882.2	$238.7
2023 Results (millions)(2)	$855.9	$259.6
Target Achieved	97.0%	108.7%
Payout Percentage	88.0%	126.4%
(1)	For a discussion regarding, and reconciliation of, our non-GAAP to GAAP financial measures, please see Annex A.
(2)	The 2023 Results, for purposes of our annual cash incentive award calculation, were adjusted to remove the impact of acquisition activity and on a constant currency basis. Please see Annex A.
Individual bonus payments are based on a formula determined by taking each person’s base annual compensation, multiplied by the individual’s target bonus percentage, multiplied by the Company achievement score expressed as a percentage. Bonus amounts paid can then be increased or decreased, regardless of that person’s target bonus or specific corporate performance metrics, based on individual performance or other considerations, in the discretion of the Compensation Committee. Based on the level of performance achievement described above, the payout percentage was 107.2%.
Named Executive Officer	Target Payout ($)	Payout based on Company Achievement Score ($)	Discretionary % Increase/ (Decrease) in Payout	Actual Payout ($)
Paul Hennessy	700,000	750,400	0.00%	750,400
Jarrod Yahes	440,000	471,700	0.00%	471,700
John Caine	300,000	321,600	0.00%	321,600
Long-term Incentive Compensation
Long-term incentives represent the primary component of compensation at the Company and are designed to reward participants the way stockholders are rewarded, through growth in the value of our Common Stock. Our NEOs receive either stock options, RSUs or PSUs, or a combination of any of the three. Regardless of the form of award, the overarching purpose of our long-term incentive grants is to align executives’ interests with those of our stockholders, reward employees for enhancing stockholder value and attract and retain our executive officers.
In determining the size of equity-based awards for existing executive officers, the Compensation Committee, upon recommendations of management, as applicable, considers various subjective factors primarily relating to the responsibilities of the individual executive officer, past performance, and the executive officer’s expected future contributions and value to the Company. In making a recommendation to the Compensation Committee, management also considers the executive officer’s historic total compensation, including prior equity grants and exercise history, as well as the number and value of shares owned by the executive officer or which continue to be subject to vesting under outstanding equity grants previously made to such executive officer.
In determining the size of equity-based awards for new hires, the Compensation Committee and, in certain instances the Chief Executive Officer, consider a variety of factors, including the compensation of similarly situated executive officers at the Company, the executive officer’s expected level of responsibility and expected contributions to the Company’s future success, and the compensation of similarly situated executive officers at selected peer companies. As the purpose of equity awards is to tie total compensation to long-term stockholder value, executive officers receive sizeable stock-based awards at the time of hire to align their interests to reward long-term performance.
Long-term incentive awards are typically granted annually or upon hire, but the Compensation Committee may award equity at other times during the year to further reward or to encourage retention of our executive officers, including our NEOs. For both new hire and periodic equity grants, management develops grant recommendations for the Compensation Committee by subjectively evaluating the factors above, as applicable, to set a total compensation target for each executive officer and then designing equity awards to help meet those total compensation targets based on stock price appreciation assumptions, taking into account the executive officer’s cash compensation and the estimated value of pre-existing stock-based compensation vesting in subsequent years, if any.
Total Compensation Target
In this process, we view projected total compensation for a given year as cash compensation expected to be earned in that year plus an assumed value of stock-based compensation vesting in that year. Because we focus on total compensation over time and take into account existing compensation, equity awards for a smaller number of shares do not necessarily reflect lower total compensation and equity awards for a larger number of shares do not necessarily reflect higher total compensation. For fiscal 2023, the total compensation target for each of the NEOs, other than Mr. Oringer, was: Paul Hennessy - $11,400,000, Jarrod Yahes - $4,890,000 and John Caine - $6,800,000.
Stock Options
Except for the stock options granted to Mr. Oringer in 2014, which are more fully described above under “Executive Compensation Philosophy & Objectives – Executive Chairman Compensation,” stock options are granted under the Shutterstock, Inc. 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) at an exercise price equal to the closing price of our Common Stock on the grant date. The number of options granted to an executive is determined based upon the Black-Scholes valuation on the grant date. We do not issue stock options with accelerated vesting features, except as specified in certain employment agreements.
Although we are required to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise, we believe the granting of options is performance-based compensation and aligns the interests of recipients with those of stockholders because the recipient only realizes value if our Common Stock appreciates above the grant date price.
Restricted Stock Units
Under the 2022 Plan, and for certain grants made in 2023 and in prior years under the Shutterstock, Inc. 2012 Omnibus Equity Incentive Plan (the “2012 Plan”), we grant RSUs, which are the right to receive shares of our Common Stock, that are subject to continued employment through the applicable vesting date. The number of RSUs granted to an executive is determined by dividing the fair market value of the RSU grant by the average of the Company’s closing price for a share of Common Stock on each trading day during the 30 trading days period ending on the date immediately prior to the grant date. RSUs are granted to executive officers, including our NEOs, to serve primarily as a retention mechanism and to reward individual performance.
Stock option and RSU grants to our executive officers, including our NEOs, are currently structured to vest in equal installments over three years to balance the objective of retaining and incentivizing our executive officers, achieving key short-term deliverables with respect to our financial performance, and the long-term stability of the organization.
During 2023 we granted Mr. Yahes 13,402 RSUs and Mr. Caine 13,061 RSUs, which vest in approximately equal increments on the first, second and third anniversaries of the grant date subject to continued employment through the applicable vesting date. Mr. Caine was also granted 68,799 RSUs as a sign-on bonus, and those shares vest annually in years 1 and 2 and quarterly in years 3 and 4.
Performance Stock Units
For fiscal 2023, the Compensation Committee determined it was in the best interest of the Company, as part of the overall long-term incentive compensation program, to grant our executive officers PSUs designed to focus our executive officers on achieving important long-term financial objectives over a three-year period. A portion of the PSUs are eligible to vest annually, contingent on continued service and the achievement of the specified performance goals in the specific years. The annual targets for each of the PSU grants are set by the Compensation Committee over a three-year period based on the Company’s strategic objectives and goals. The Compensation Committee seeks to make target goals ambitious, requiring meaningful growth over the performance period, while threshold goals are expected to be achievable. Information about the performance targets and payout results as a percentage of target as well as the resulting payout for the applicable fiscal year PSUs are described below.
For each tranche of the PSU award, PSUs are earned based on the achievement of at least a threshold level of the performance goal with respect to the fiscal year prior to the fiscal year in which the vesting date occurs, under the following schedule:
Achievement Level	Percentage Vesting
Outstanding	150%
Target	100%
Threshold	75%
The PSU goals and payout opportunity are intended to reflect the same key metrics we use to manage our business and drive stockholder returns over time, including adjusted EBITDA margins and revenue growth. In February 2023, the Compensation Committee approved a grant of PSUs (the “2023 PSUs”) with vesting based on the achievement of revenue and adjusted EBITDA goals established in advance by the Compensation Committee for three annual tranches over the full performance period. In each case, the PSUs in each tranche are eligible to vest annually based upon achievement of the prior year performance goals. Similarly, in March of 2021 and 2022, the Compensation Committee had approved two grants of PSUs (the “2021 PSUs” and the “2022 PSUs,” respectively) and at the time of such grants, had established revenue and adjusted EBITDA margin targets for the three annual tranches of each award over the full performance period.
The performance goals established at the time of each grant with respect to fiscal 2023 performance are as follows:
	2023 Adjusted EBITDA Margin Targets	2023 Revenue Growth Targets
2021 PSUs (Third Tranche)	23%	7%
2022 PSUs (Second Tranche)	25.9%	9%
2023 PSUs (First Tranche)	27%	6.5%
Actual	30%	3%
In February 2024, the Compensation Committee certified the fiscal 2023 adjusted EBITDA margin of 30% and organic revenue growth of 3% (of which each were adjusted to remove the impact of 2022 and 2023 acquisition activity from results reported in the 2023 Form 10-K as shown in Annex A). The 2023 financials resulted in a payout at 75% of target under the third annual tranche of the 2021 PSUs, a payout at 75% of target under the second annual tranche of the 2022 PSUs and a payout at 117.4% of target under the first annual tranche of the 2023 PSUs.
The PSUs described above were granted in 2023 to Mr. Oringer, Mr. Yahes and Mr. Caine.
With respect to Mr. Hennessy, he was previously awarded 262,789 PSUs ($15 million value) in fiscal 2022 pursuant to the terms of his employment agreement. Mr. Hennessy was not awarded additional PSUs in fiscal 2023. The performance targets for Mr. Hennessy’s award in fiscal 2022 are set at the start of each annual period (2022, 2023 and 2024, respectively) and all three tranches vest in full at the end of the three-year period on July 1, 2025. The fiscal 2023 performance targets for Mr. Hennessy’s PSUs were the same as the targets set for the first tranche of our 2023 PSUs for our other NEOs shown above.
Overview of 2023 Long-Term Incentive Grants to NEOs
We believe that, at this stage in our growth, time-based equity awards as well as performance-based equity awards align the interests of our named executive officers with the long-term interests of our stockholders and provide incentives to our named executive officers to continue to build and grow the Company, to enhance stockholder value and to attract and retain our executives. We also aim to have NEO equity compensation weighted more towards performance-based equity awards rather than time-based equity awards. The table below summarizes the long-term incentive grants made to our NEOs in 2023. The long-term incentive grants made to our NEOs, other than Mr. Oringer and Mr. Hennessy, are comprised of 25% RSUs and 75% PSUs.
Named Executive Officer	2023 RSU Grants ($ Value)	2023 RSU Grants (Number of Shares)	2023 PSU Grants (Target $ Value)	2023 PSU (Target Number of Shares)
Jon Oringer	—	—	5,500,000	75,601
Paul Hennessy	—	—	—	—
Jarrod Yahes	975,000	13,402	2,925,000	40,206
John Caine	4,500,000	81,860	1,500,000	20,618
As described above, for Mr. Yahes and Mr. Caine, their equity awards granted in 2023, including the time-based RSUs and the PSUs earned based on prior year performance, vest annually in approximately equal installments over a three-year period. For more information, see “Compensation, Discussion & Analysis—Separation Agreements” and “Narrative Supplement to Summary Compensation Table—Employment Agreements and Compensatory Arrangements” below.
Other Compensation
Other Benefits
Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our executive officers, which our Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan with a corporate match of up to 50% of eligible payroll contributions including catch-up contributions, life and disability insurance, business travel insurance, flexible spending accounts, fitness reimbursements, learning and development opportunities and other plans and programs. Employee benefits and perquisites are reviewed from time to time to ensure that benefit levels remain competitive for the Company as a whole, including for our named executive officers.
Section 4 – Other Compensation Information
The prior three sections of this CD&A describe how we think about compensation and how that affects our pay practices. Other compensation related details that may be important to our investors are described below.
Compensation Risk Assessment
Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, our Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for employees, including our named executive officers, to take risks that could have a material adverse effect on us in the future.
Separation Arrangements
In line with our objective to retain our executive officers and incentivize them to continue to focus and remain dedicated to their responsibilities and to maximize stockholder value, including in the event of a transaction that could result in a change in control of our Company, we have entered into employment agreements with our executive officers that provide for certain severance payments in connection with certain termination events, including a termination in connection with a change in control. Further, consistent with best practices, none of our NEOs are entitled to excise tax gross-up payments. For further information about separation agreements and other arrangements with our NEOs, these arrangements are described below under “Narrative Supplement to Summary Compensation Table—Employment Agreements and Compensatory Arrangements” and “Potential Payments Upon Termination or Change in Control.”

We have also adopted a Severance Plan (the “Severance Plan”), that provides for certain cash payments in the event of an involuntary termination; however, to the extent the severance payments and benefits that are provided by the NEO’s employment agreement are more generous, as is currently the case under each NEO’s employment agreements, the NEO will not be eligible to receive any benefits under the Severance Plan.
Executive Compensation Clawback Policy
In October 2023, our Compensation Committee recommended, and our Board approved, a clawback policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act as well as the listing standards of the New York Stock Exchange. The Clawback Policy provides that, in the event the Company is required to prepare an accounting restatement, the Company will reasonably promptly recover any erroneously awarded incentive-based compensation that was received by an executive officer during the three completed fiscal years preceding the restatement, in accordance with the provisions of the policy and applicable law.
Additionally, our 2022 Plan and Amended and Restated 2012 Plan and related award agreements provide for the recoupment of performance-based annual incentives and long-term incentives consistent with applicable law and the Clawback Policy.
Tax and Accounting Treatment of Compensation
Accounting for Executive Compensation
We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a named executive officer is required to render service in exchange for the option or other award. Accounting rules also require us to record cash compensation as an expense over the period in which service is rendered to the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2023 Form 10-K.
Members of the Compensation Committee
Deirdre Bigley (Chairwoman)
Rachna Bhasin
Thomas R. Evans
The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by, or paid to each of our named executive officers during the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, as applicable.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)	Total ($)
Jonathan Oringer Executive Chairman	2023	1	—	5,496,949	—	—	—	5,496,949
	2022	1	—	5,636,920	—	—	—	5,636,921
	2021	1	—	5,164,489	—	—	—	5,164,490
Paul Hennessy Chief Executive Officer	2023	700,000	—	6,644,157	—	750,400	18,954(3)	8,113,511
	2022	325,769	—	19,912,380	—	581,000	64,111(3)	20,883,260
Jarrod Yahes Chief Financial Officer	2023	550,000	—	3,897,837	—	471,700	12,750(5)	4,932,287
	2022	550,000	—	3,074,684	—	365,200	11,750(6)	4,001,634
	2021	550,000	—	2,065,650	—	546,900	11,250(6)	3,173,800
John Caine Chief Product and Digital Officer	2023	442,308	150,000(7)	7,236,871	—	321,600	5,328(8)	8,156,107
(1)
Amounts represent the aggregate grant date fair value computed in accordance with ASC Topic 718 for RSUs and PSUs granted to the NEOs. For Mr. Oringer, Mr. Yahes and Mr. Caine, the Stock Awards column includes the grant date fair value of PSUs granted in 2023 for three annual tranches because the performance targets are set at the start of the three-year performance period. For the PSUs awarded to Mr. Hennessy in 2022, each annual performance target is set at the start of each respective single-year performance period, and therefore, only one annual tranche of the PSUs is considered granted in 2023 under FASB Topic 718 and included in the Stock Awards Column for each year reported. A discussion of the assumptions used in determining grant date fair value may be found in Note 1 to our audited consolidated financial statements included in our 2023 Annual Report. Please also refer to the Grants of Plan-Based Awards in 2023 table for information on stock award grants made in 2023. These amounts do not necessarily represent the actual value that may be realized by the NEOs. Of the amounts shown in 2023 for each NEO, PSUs are based on target performance for 2023 and represent: all of the Stock Awards for Mr. Oringer and Mr. Hennessy, $2,923,378 for Mr. Yahes, and $5,275,507 for Mr. Caine. For the PSUs granted in 2023, assuming the maximum performance level is achieved, the amounts that would be received with respect to the 2023 PSUs are as follows: Mr. Oringer, $8,245,387, Mr. Hennessy, $9,966,234, Mr. Yahes, $4,384,995, and Mr. Caine, $2,248,629.

(2)	Amounts shown in the non-equity incentive plan compensation column represent performance-based bonuses, but actually paid in 2024.
(3)	Consists of a $15,000 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium and mobile phone allowance.
(4)
Consists of a $13,500 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium and mobile phone allowance. Also consists of fees for Mr. Hennessy’s service as a non-employee director prior to his appointment as our CEO in May 2022. For more information regarding these fees, see the “Director Compensation” section of this proxy statement

(5)
Consists of a $11,250 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium and mobile phone allowance and fitness expense reimbursement.

(6)	Consists of a $10,250 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium and mobile phone allowance.
(7)	Amount represents one-time sign on bonus.
(8)	Consists of a $3,462 payment for 401(k) matching contributions by the Company, the value of Company-provided group term life insurance premium and mobile phone allowance.

Narrative Supplement to Summary Compensation Table
Employment Agreements and Compensatory Arrangements
The material terms of the employment agreements and compensatory arrangements with our NEOs are set forth below.
Jonathan Oringer
Mr. Oringer is employed as Executive Chairman, and served as our Chief Executive Officer until April 1, 2020, pursuant to an employment agreement, dated September 24, 2012. Mr. Oringer’s employment agreement was amended in 2020 in connection with his appointment as Executive Chairman to reflect his new role. Mr. Oringer’s employment agreement generally provides for the following key terms:
•	at-will employment;
•	base salary of $250,000, which was reduced to $1 by the Compensation Committee effective as of April 24, 2014;
•	ineligibility for an annual cash incentive;
•	ability to participate in employee benefit plans generally available to those of our other executive officers; and
•	reimbursement for necessary and reasonable business expenses.
Mr. Oringer also entered into a Severance and Change in Control Agreement, dated September 24, 2012, which was amended in 2020 in connection with his appointment as Executive Chairman to reflect his new role. Pursuant to the Severance and Change in Control Agreement (the “Severance and CiC Agreement”), if the Company terminates Mr. Oringer’s employment without “cause” (as defined in the Severance and CiC Agreement), other than due to his death or “disability” (as defined in the Severance and CiC Agreement) at any time other than during the 24-month period immediately following a “change in control” (as defined in the Severance and CiC Agreement), Mr. Oringer will receive all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to Mr. Oringer under Company-provided plans, policies and arrangements and, subject to his execution of a satisfactory release and compliance with the covenants described below, the following severance benefits from the Company:
•
cash severance in an amount equal to 12 months of his then-current base salary, which will be paid in three equal installments on each of the following dates: (x) his termination of employment, (y) the six-month anniversary of his termination and (z) the one-year anniversary of his termination of employment;

•	a lump sum payment of a pro rata annual bonus at 100% of the then-current target for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;
•
reimbursement for premiums paid for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Mr. Oringer and his eligible dependents for up to 12 months;

•	accelerated vesting of the then-unvested portion of all of Mr. Oringer’s outstanding equity awards as if he had remained employed for 12 months following his termination of employment;
•	the post-termination exercise period for the outstanding vested options will be extended to 18 months following his termination of employment; and
•	outplacement benefits for six months following termination of employment, up to a maximum of $5,000.
Further, if we terminate Mr. Oringer’s employment with the Company without “cause,” other than due to Mr. Oringer’s death or “disability” or Mr. Oringer resigning for “good reason” (as defined in the Severance and CiC Agreement), in either case at any time during the twenty-four month period immediately following a “change of control,” Mr. Oringer will receive the “accrued benefits,” (as defined in the Severance and CiC Agreement) and, subject to his execution of a satisfactory release and compliance with the covenants described below, Mr. Oringer will also receive severance payments and benefits set forth above, except as follows:
•	cash severance in an amount equal to 12 months of his then current base salary, in a single lump sum payment;
•	lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment; and
•	accelerated vesting of 100% of the then-unvested portion of all of Mr. Oringer’s outstanding equity awards.

Mr. Oringer’s Severance and CiC Agreement contains customary confidentiality, non-competition, non-solicitation of employees or customers and non-disparagement provisions. Under the agreement, Mr. Oringer cannot compete with the Company for a 12-month period after termination. The non-solicitation and non-disparagement covenant also extends for 12 months after termination.
Paul Hennessy
Mr. Hennessy was appointed Chief Executive Officer effective July 1, 2022 and has served as a member of our Board of Directors since April 2015. Mr. Hennessy’s employment agreement generally provides for the following key terms:
•	at-will employment, which commenced effective July 1, 2022;
•	base salary of $700,000;
•
an annual cash bonus opportunity, with a target award equal to 100% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and
•	reimbursement for necessary and reasonable business expenses.
If the Company terminates Mr. Hennessy’s employment without “cause” (as defined in his employment agreement), other than due to his death or “disability” (as defined in his employment agreement) at any time other than during the 12-month period immediately following a “change in control” (as defined in his employment agreement), in addition to the receipt of “accrued benefits” (as defined in his employment agreement) and subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Hennessy will receive the following severance benefits from the Company:
•
cash severance in an amount equal to 18 months of his then-current base salary, which will be paid in installments in accordance with the Company’s regular payroll procedures commencing on the 60th day after the date of his termination;

•	a lump sum payment of a pro rata annual bonus based on actual performance for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;
•	reimbursement for premiums paid for coverage pursuant to COBRA for such executive and his eligible dependents for up to 18 months; and
•
accelerated vesting of the then-unvested portion of all his outstanding RSUs and a pro rata portion of his PSU award based on the date of termination which remain subject to the performance criteria thereunder and shall vest if such criteria is met.

If the Company terminates Mr. Hennessy’s employment with the Company without “cause,” other than due to Mr. Hennessy’s death or “disability”, or Mr. Hennessy resigns for “good reason” (as defined in his employment agreement), in either case at any time during the 12 month period immediately following a “change in control”, then Mr. Hennessy will receive the “accrued benefits” and subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Hennessy will receive the severance payments and benefits set forth above, except as follows:
•	cash severance in an amount equal to 18 months of his then-current base salary in a single lump sum payment;
•	a lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment;
•	reimbursement for premiums paid for coverage pursuant to COBRA for such executive and his eligible dependents for up to 12 months; and
•	accelerated vesting of all his outstanding unvested equity awards, unless otherwise set forth in a performance stock unit award agreement.

Mr. Hennessy is also subject to the Company’s Confidentiality, Non-Disclosure, Inventions, Non-Solicitation and Non-Competition Agreement, which contains customary confidentiality, non-competition, and non-solicitation of employees or customers provision. Under the agreement, Mr. Hennessy cannot compete with the Company for a 12 month period after termination. The non-solicitation covenant also extends for 12 months after termination.
Jarrod Yahes
Mr. Yahes is employed as our Chief Financial Officer pursuant to an employment agreement dated November 7, 2019. Mr. Yahes’ employment agreement generally provides for the following key terms:
•	at-will employment, which commenced effective December 9, 2019;
•	base salary of $550,000;
•
an annual cash bonus opportunity, with a target award equal to 80% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee and pro-rated for his initial year of service;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and
•	reimbursement for necessary and reasonable business expenses.
If the Company terminates Mr. Yahes’ employment without “cause” (as defined in his employment agreement), other than due to his death or “disability” (as defined in his employment agreement), at any time other than during the 12-month period immediately following a “change in control” (as defined in his employment agreement), then Mr. Yahes will receive the “accrued benefits” (as defined in his employment agreement), and, subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Yahes will also receive the following severance benefits from the Company:
•
cash severance in an amount equal to 12 months of his base salary, which will be paid in installments in accordance with the Company’s regular payroll procedures commencing on the 60th day after the date of his termination;

•	a lump sum payment of a pro rata annual bonus based on actual performance for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;
•	reimbursement for premiums paid for coverage pursuant to COBRA for such executive and his eligible dependents for up to 12 months; and
•
if Mr. Yahes’ termination date is at least 12 months following the effective date of his employment, accelerated vesting of the then-unvested portion of all his outstanding equity awards as if he had remained employed for 12 months following his termination of employment.

If we terminate Mr. Yahes’ employment with the Company without “cause,” other than due to Mr. Yahes’ death or “disability,” or Mr. Yahes resigns for “good reason” (as defined in his employment agreement), in either case at any time during the 12-month period immediately following a “change in control”, then Mr. Yahes will receive the “accrued benefits” and, subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Yahes will receive severance benefits set forth above, except as follows:
•	cash payment of severance in an amount equal to twelve months of his then current base salary, in a single lump sum payment;
•	a lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment; and
•	accelerated vesting of all his outstanding unvested equity awards, unless otherwise set forth in a performance stock unit award agreement.
Mr. Yahes is also subject to the Company’s Confidentiality, Non-Disclosure, Inventions, Non-Solicitation and Non-Competition Agreement, which contains customary confidentiality, non-competition, and non-solicitation of employees or customers provision. Under the agreement, Mr. Yahes cannot compete with the Company for a 12-month period after termination. The non-solicitation covenant also extends for 12 months after termination.

John Caine
Mr. Caine is employed as our Chief Product and Digital Officer pursuant to an employment agreement dated January 12, 2023. Mr. Caine’s employment agreement generally provides for the following key terms:
•	at-will employment, which commenced effective January 30, 2023;
•	base salary of $500,000;
•
an annual cash bonus opportunity, with a target award equal to 60% of his base salary, based on the achievement of individual and company performance-based objectives established by our Compensation Committee and pro-rated for his initial year of service;

•	ability to participate in employee benefit plans generally available to those of our other executive officers; and
•	reimbursement for necessary and reasonable business expenses.
If the Company terminates Mr. Caine’s employment without “cause” (as defined in his employment agreement), other than due to his death or “disability” (as defined in his employment agreement), at any time other than during the 12-month period immediately following a “change in control” (as defined in his employment agreement), then Mr. Caine will receive the “accrued benefits” (as defined in his employment agreement), and, subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Caine will also receive the following severance benefits from the Company:
•
cash severance in an amount equal to 12 months of his base salary, which will be paid in installments in accordance with the Company’s regular payroll procedures commencing on the 60th day after the date of his termination;

•	a lump sum payment of a pro rata annual bonus based on actual performance for the year in which the termination of employment occurs based on the number of days worked relative to 365 days;
•	reimbursement for premiums paid for coverage pursuant to COBRA for such executive and his eligible dependents for up to 12 months; and
•
if Mr. Caine’s termination date is at least 12 months following the effective date of his employment, accelerated vesting of the then-unvested portion of all his outstanding equity awards as if he had remained employed for 12 months following his termination of employment.

If we terminate Mr. Caine’s employment with the Company without “cause,” other than due to Mr. Caine’s death or “disability,” or Mr. Caine resigns for “good reason” (as defined in his employment agreement), in either case at any time during the 12-month period immediately following a “change in control”, then Mr. Caine will receive the “accrued benefits” and, subject to his execution of an acceptable release and compliance with the covenants described below, Mr. Caine will receive severance benefits set forth above, except as follows:
•	cash payment of severance in an amount equal to twelve months of his then current base salary, in a single lump sum payment;
•	a lump sum payment equal to 100% of his full target bonus for the fiscal year in effect at the date of termination of employment; and
•	accelerated vesting of all his outstanding unvested equity awards, unless otherwise set forth in a performance stock unit award agreement.
Mr. Caine is also subject to the Company’s Confidentiality, Non-Disclosure, Inventions, Non-Solicitation and Non-Competition Agreement, which contains customary confidentiality, non-competition, and non-solicitation of employees or customers provision. Under the agreement, Mr. Caine cannot compete with the Company for a 12-month period after termination. The non-solicitation covenant also extends for 12 months after termination.

Grants of Plan-Based Awards in 2023
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan Oringer
2023 Annual Cash Bonus		___	___	___
2023 RSU Grants								___	___
2023 PSU Grants	4/3/2023				56,700	75,601	113,401		5,496,949
Paul Hennessy
2023 Annual Cash Bonus		$525,000	$700,000	$1,015,000
2023 RSU Grants	N/A
PSU Grants	2/23/23(3)				65,697	87,596	131,394		6,644,157
Jarrod Yahes
2023 Annual Cash Bonus		$330,000	$440,000	$638,000
2023 RSU Grants	4/3/2023							13,402	974,459
2023 PSU Grants	4/3/2023				30,153	40,206	60,308		2,923,378
John Caine
2023 Annual Cash Bonus		$225,000	$300,000	$435,000
2023 Sign On RSU Grants	2/1/2023							68,799	5,275,507
2023 PSU Grants	4/3/2023				15,462	20,618	30,936		1,499,135
2023 RSU Grants	10/23/2023							13,061	462,229
(1)
These figures represent threshold, target and maximum potential future payouts under the PSUs granted to each of our named executive officers in fiscal 2023. The PSUs are eligible to vest based on the achievement of certain performance targets. Vesting of the PSU award is contingent upon the Company’s achievement of Adjusted EBITDA margin and revenue growth targets for fiscal 2023, as well as the NEO’s continued employment with the Company at the time of vesting. Each PSU will be settled in shares of the Company’s stock. NEOs do not have voting or dividend rights with respect to unvested PSUs. See “Compensation Discussion and Analysis - Section 3 - Elements of 2022 Compensation - Long Term Incentive Compensation” for further information regarding the PSUs. For Mr. Oringer, Mr. Yahes and Mr. Caine, the “2023 PSU Grant” reflects three annual tranches, as the performance targets for these three tranches are set at the start of the three-year performance period. For the PSUs granted to Mr. Hennessy in 2023, each annual performance target is set at the start of each respective single-year performance period, and therefore, only one annual tranche of the PSUs is considered granted in 2023 under FASB Topic 718 and included in this table.

(2)
Amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, assuming achievement of target-level performance with respect to the 2023 PSU grants. A discussion of the assumptions used in determining grant date fair value may be found in Note 1 to our audited consolidated financial statements included in our 2023 Annual Report.

(3)
Reflects the second tranche of the 2022 PSUs awarded to Mr. Hennessy over a three-year performance period. For the 2022 PSUs awarded to Mr. Hennessy, each annual performance target is set at the start of each respective single year performance period over the three-year period, and therefore, only one annual tranche of the PSUs is considered granted each year under F4SB Topic 718.

Outstanding Equity Awards at Fiscal Year-End
The following table shows all outstanding equity awards held by each of the named executive officers at December 31, 2023:
		OPTIONS					STOCK AWARDS
Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jon Oringer	4/24/2014			527,485(3)	76.73	4/24/2024			105,497(4)	5,093,395
	3/1/2016	263,742			32.95	3/1/2026			0	0
	4/1/2021								18,844	909,788
	4/1/2022								40,231	1,942,353
	4/3/2023								75,601	3,650,016
Paul Hennessy	7/1/2022						175,193	8,458,318(5)	65,697	3,171,851
	2/23/2023								87,596	4,229,135
Jarrod Yahes	1/6/2020	35,525			42.96	1/6/2030	0	0.00	0	0
	4/1/2021						1,884	90,960(6)	5,653	272,927
	4/1/2022						5,486	264,864(7)	16,459	794,641
	4/3/2023						13,402	647,049(8)	40,206	1,941,146
John Caine	2/1/2023						68,799	3,321,616(9)	0	0
	4/3/2023						0	0	20,618	995,437
	10/23/2023						13,061	630,585(10)	0	0
(1)	Assumes a price per share of our Common Stock of $48.28, which represents the closing price per share of our Common Stock on the NYSE on December 31, 2023.
(2)
Except as otherwise set forth for Mr. Oringer, represents the target number of PSUs granted to each of our named executive officers in fiscal 2023. Vesting of the PSU award is contingent upon the Company’s achievement of annual Revenue and Adjusted EBITDA targets, as well as the NEO’s continued employment with the Company at the time of vesting.

(3)
Mr. Oringer received a grant of 500,000 stock options on April 24, 2014, which vested in full on the fifth anniversary of the date of grant; provided, however, that the option will not become exercisable, in whole or part, unless and until the average closing price for our Common Stock equals or exceeds $161.88 during any 90 consecutive calendar day period occurring between April 24, 2019 (the five year anniversary of the date of grant) and the earlier of Mr. Oringer’s termination of service with the Company or April 23, 2024 (the expiration date of the stock options).

(4)
Mr. Oringer received a grant of 100,000 performance-based RSUs on April 24, 2014, which will vest if the average closing price for the Company’s Common Stock equals or exceeds $161.88 during any 90 consecutive calendar day period occurring between the five year anniversary of the date of grant and the earlier of Mr. Oringer’s termination of service with the Company or April 23, 2024, inclusive.

(5)	This RSU vests in three annual installments of 33.3%, 33.3% and 33.4%, respectively, beginning July 1, 2022.
(6)	This RSU vests in three annual installments of 33.3%, 33.3% and 33.4%, respectively, beginning April 1, 2021.
(7)	This RSU vests in three annual installments of 33.3%, 33.3% and 33.4%, respectively, beginning April 1, 2022.
(8)	This RSU vests in three annual installments of 33.3%, 33.3% and 33.4%, respectively, beginning April 3, 2023.
(9)	This RSU has a 4 year vest, years 1 and 2 on an annual basis and quarterly in years 3 and 4, beginning February 1, 2023.
(10)	This RSU vests in three annual installments of 33.3%, 33.3% and 33.4%, respectively, beginning October 1, 2023.

Option Exercises and Stock Vested in 2023
The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2023 for each of our named executive officers.
	Option Awards		Stock Awards
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jon Oringer	—	0	77,003(3)	5,676,909
Paul Hennessy	—	0	87,596(4)	4,263,297
Jarrod Yahes	—	0	25,704(5)	1,711,637
John Caine	—	0	0	0
(1)	The value realized on exercise represents the difference between the market value of our Common Stock at the time the applicable option was exercised and the exercise price of the option.
(2)
Value realized was calculated by multiplying the number of shares that vested by the per share closing price of the Company’s Common Stock on the vesting date. The values do not include the payment of taxes by the NEOs.

(3)	After shares were withheld by the Company to satisfy tax withholding obligations that arose upon the vesting of Mr. Oringer’s restricted stock units, Mr. Oringer received 45,789 shares.
(4)	After shares were withheld by the Company to satisfy tax withholding obligations that arose upon the vesting of Mr. Hennessy’s restricted stock units, Mr. Hennessy received 44,169 shares.
(5)	After shares were withheld by the Company to satisfy tax withholding obligations that arose upon the vesting of Mr. Yahes’ restricted stock units, Mr. Yahes received 12,986 shares.
Potential Payments Upon Termination or Change in Control
The tables below reflect the amount of compensation that would have been owed to each of our NEOs in the event of employment termination or a termination upon a change of control on December 31, 2023. For additional information with respect to our named executive officers, see “Employment Agreements and Compensatory Arrangements” and the Summary Compensation Table.
Regardless of the reason for a named executive officer’s termination of employment, they may be entitled to receive amounts earned during the term of employment. Such amounts include, through the date of termination:
•	earned but unpaid salary;
•	benefits;
•	unreimbursed business expenses; and
•	the ability to exercise vested stock options for a limited period of time.
The amounts in the table below were calculated using the following assumptions:
•	the tables do not include the value of vested but unexercised stock options and vested restricted stock units; and
•
benefit continuation expense was calculated using the Company’s costs for medical, dental, and life insurance coverage for each named executive officer as in effect on January 1, 2023, except where otherwise specified.

Because the payments to be made to the named executive officers depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can be determined only at the time of his or her actual separation from the Company.
Named Executive Cause of Termination	Cash Severance Payment ($)	Pro-Rata Bonus ($)(1)	Acceleration of Equity Awards ($)(2)	Continued Participation in Medical & Dental Benefit Plans ($)	Outplacement Benefits ($)	Total ($)
Jonathan Oringer
Change in Control(3)	—	—	11,595,552	33,878	5,000	11,634,431
Termination by Company without “cause”	—	—	3,097,597	33,878	5,000	3,136,475
Death or disability	—	—	—	—	—	—
Paul Hennessy
Change in Control(3)	1,050,000	700,000	20,088,487	22,362	—	21,860,849
Termination by Company without “cause”	700,000	700,000	14,802,020	22,362	—	16,224,382
Death or disability	—	—	—	—	—	—
Jarrod Yahes
Change in Control(3)	550,000	440,000	4,011,585	33,878	—	5,035,464
Termination by Company without “cause”	550,000	440,000	1,756,282	33,878	—	2,780,160
Death or disability	—	—	—	—	—	—
John Caine
Change in Control(3)	500,000	300,000	4,947,638	33,878	—	5,781,516
Termination by Company without “cause”	500,000	300,000	1,372,311	33,878	—	2,206,189
Death or disability	—	—	—	—	—	—
(1)
Aside from Mr. Oringer, each NEO’s employment agreement provides for a pro rata bonus for the year of termination, other than a termination in connection with a change in control, if performance targets are met and bonuses are paid to similarly situated executives, with such bonuses to be paid at the time such other bonuses are paid. Mr. Oringer’s Severance and CiC Agreement provides for a bonus payment equal to 100% of his target for the year of termination. Mr. Hennessy, Mr. Yahes and Mr. Caine’s employment agreements provide for a bonus payment equal to 100% of each of their targets for the year of termination in connection with a change in control.

(2)
Represents the value of unvested equity awards, based on the closing market price of our common stock of $48.28 per share on December 31, 2023, that would vest on an accelerated basis upon the occurrence of certain events. For Mr. Oringer, includes acceleration of vesting for performance-based RSUs assuming target performance was achieved on the assumed date of termination on December 31, 2023 and does not include any amount for acceleration of vesting of performance-based stock options because the target price of such stock options was greater than the closing market price of our Common Stock on December 31, 2023. Termination by the Company upon Change in Control, assumes full acceleration of vesting of the 2023 PSUs granted to the NEOs as if target performance was achieved for the three years of the performance period.

(3)
Represents change in control severance benefits based on a double-trigger arrangement, which assumes a “change in control” of the Company followed by the termination by the Company of an NEO without “cause”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Related Person Transactions
The Audit Committee is responsible for the review, approval, or ratification of “related person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. These transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Audit Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
Transactions with Related Persons
Since January 1, 2023, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a party and in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
a director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Indemnification of our Directors and Officers
Our Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for: (1) any breach of the director’s duty of loyalty to us or our stockholders; (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit.
Our Charter and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.
The ratio of the fiscal 2023 total compensation of (i) our CEO, Mr. Hennessy, as reported in the Summary Compensation Table, to (ii) our median employee, as computed in the same manner, is 33:1 based on the amounts of $8,113,511 to $246,321, respectively.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described below. Moreover, the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies will have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Identifying the Median Employee
We identified the median employee by examining target annualized cash compensation as of December 31, 2021 for our global population of approximately 1,155 full-time and part-time employees, other than our CEO, who were employed by us on December 31, 2021, as we believe there was no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. We included all employees, whether employed on a full-time or part-time basis (excluding any temporary employees and independent contractors), and did not make any estimates, assumptions or adjustments to any annual base salaries. Base salaries for employees outside of the United States were converted into United States dollars by applying the applicable exchange rates in effect on December 31, 2021. No cost of living adjustments were applied in our methodology.

Pay Versus Performance
The following table provides information required by Item 402(v) of Regulation S-K. For information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
							Year-end value Of SI00 invested on 12/31/2019 in:
Year	Summary Compensation Table Total for Paul Hennessy (1) $	Compensation Actually Paid to Paul Hennessy (1)(2)(5) $	Summary Compensation Table Total for Stan Pavlovsky(3) $	Compensation Actually Paid to Stan Pavlovsky (2)(3)(5)	Average Summary Compensation Table Total for Non-CEO NEOs(4) $	Average Compensation Actually Paid to Non-CEO NEOs(2)(4)(5) $	SSTK Total Shareholder Return $	S&P Software & Svcs Total Shareholder Return $	Net Income (in millions) $	Adj. EBITDA (in millions) $
2023	8,113,511	5,010,678	n/a	n/a	6,195,115	4,169,842	119.64	149.0	110.3	240.8
2022	20,883,260	18,201,281	5,913,330	(16,980,341)	4,003,445	(5,794,986)	127.83	107.5	76.1	218.1
2021	n/a	n/a	5,717,651	22,508,915	3,394,474	13,395,666	264.65	163.9	91.9	193.1
2020	n/a	n/a	7,025,759	17,165,333	2,418,455	5,675,640	169.71	152.2	71.8	154.9
(1)	Paul Hennessy became CEO of the Company on July 1, 2022.
(2)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:
	2023	2022		2021	2020
	Paul Hennessy	Paul Hennessy	Stan Pavlovsky	Stan Pavlovsky	Stan Pavlovsky
Total Compensation from Summary Compensation Table	$8,113,511	$20,883,260	$5,913,330	$5,717,651	$7,025,759
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(6,644,157)	$(19,912,380)	$(5,636,921)	$(4,131,482)	$(5,583,809)
Year-end fair value of unvested awards granted in the current year	$4,965,639	$17,317,782	$—	$6,574,913	$12,795,497
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(1,069,552)	$—	$—	$11,058,098	$3,180,653
Fair values at vest date for awards granted and vested in current year	$—	$—	$—	$—	$—
Difference in fair values between prior values and vest date fair value for awards granted in prior years	$(354,764)	$(87,381)	$(3,320,357)	$3,289,735	$(252,767)
Forfeitures during current year equal to prior year-end fair value	$—	$—	$(13,936,393)	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—	$—
Total Adjustments for Equity Awards	$(3,102,833)	$(2,681,979)	$(22,893,671)	$16,791,264	$10,139,574
Compensation Actuallv Paid (as calculated)	$5,010,678	$18,201,281	$(16,980,341)	$22,508,915	$17,165,333
	2023	2022	2021	2020
	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$6,195,115	$4,003,445	$3,394,474	$2,418,455
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(5,543,886)	$(3,416,284)	$(2,788,734)	$(1,795,052)
Year-end fair value of unvested awards granted in the current year	$3,490,147	$1,413,942	$4,664,241	$3,546,374
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$(737,047)	$(6,157,849)	$6,217,305	$1,581,201
Fair values at vest date for awards granted and vested in current year	$—	$25,894	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$765,513	$(1,304,882)	$1,908,380	$(75,338)
Forfeitures during current year equal to prior year-end fair value	$—	$(359,251)	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$—	$—	$—	$—
Total Adjustments for Equity Awards	$(2,025,273)	$(9,798,431)	$10,001,192	$3,257,185
Compensation Actuallv Paid (as calculated)	$4,169,842	$(5,794,986)	$13,395,666	$5,675,640
(3)	Stan Pavlovsky became CEO of the Company on April 1, 2020 and served until May 3, 2022.

(4)	Non-CEO NEOs reflect the average summary Compensation Table total compensation and average Compensation Actuary Paid for the folowag executives by years:
2023: Jonathan Oringer, Jarrod Yahes and John Caine
2022: Jonathan Oringer, Jarrod Yahes and Peter Sivio
2021: Jonathan Oringer, Jarrod Yahes and Peter Sivio
2020: Jonathan Oringer, Jarrod Yahes, Peter Sivio, Steve Ciardiello and Abraham Muchnick
(5)	Compensation Actually Paid for 2022, 2021, and 2020 as reflected in last year’s disclosure have been adjusted to incorporate changes in valuation assumptions used.
Relationship Between “Compensation Actually Paid” and Performance
The following charts address the relationship between compensation “actually paid” as disclosed in the Pay vs. Performance Table and:
•	the Company’s cumulative TSR;
•	the Company’s net income; and
•	the Company’s Adjusted EBITDA.

Tabular List of Most Important Financial Performance Measures
The following is a list of the financial performance measures that we believe are the most important financial performance measures used to link NEO compensation to company performance:
•	Adjusted EBITDA,
•	Adjusted EBITDA Margin,
•	Revenue, and
•	Revenue growth.
For more information, see “Executive Compensation – Compensation Discussion & Analysis” in this proxy statement. Although we do not in practice use any performance measures to link compensation “actually paid” (as calculated herein) to company performance, we are providing this list in accordance with Item 402(v) of Regulation S-K to provide information on performance measures used by the Compensation Committee to determine NEO compensation.

PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Selection of the Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm to perform the audit of our financial statements for fiscal 2024, and we are asking our stockholders to ratify this appointment. PricewaterhouseCoopers has been our independent registered public accounting firm since September 2011.
The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. The Audit Committee also reviews the performance of the independent registered public accounting firm annually.
As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers. In the event that a majority of the shares of Common Stock represented by proxy or by attending the 2024 Annual Meeting and entitled to vote on Proposal Three does not ratify this appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.
We expect that a representative of PricewaterhouseCoopers will be present at the 2024 Annual Meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL 2024.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent registered public accounting firm if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee or by the Chairman of the Audit Committee.
From time to time, our Audit Committee may pre-approve services that are expected to be provided to us by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the Audit Committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the Audit Committee following such approval, management or the independent registered public accounting firm shall report to the Audit Committee regarding each service actually provided to us pursuant to such pre-approval.
The Audit Committee has delegated to its chairman the authority to grant pre-approvals of audit or non-audit services to be provided by the independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee is reported to the Audit Committee at its next regularly scheduled meeting.
Principal Accountant Fees and Services
The following is a summary of the fees billed to us by PricewaterhouseCoopers for professional services rendered for the fiscal years ended December 31, 2023 and December 31, 2022:
Fee Category	Fiscal 2023	Fiscal 2022
Audit Fees	$ 3,171,757	$ 2,577,095
Audit-Related Fees	35,000	115,000
Tax Fees	128,000	158,070
All Other Fees	7,000	5,847
Total Fees	$3,341,757	$2,856,012
Audit Fees. Audit fees consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements presented in our annual report on Form 10-K, the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the review of the interim consolidated financial statements presented in our quarterly reports on Form 10-Q.
Audit Related Fees. Audit related fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
Tax Fees. Tax fees for the years ended December 31, 2023 and December 31, 2022 include fees related to tax compliance and consulting services.
All Other Fees. For the years ended December 31, 2023 and December 31, 2022, all other fees consisted of fees related to certain accounting research software products.

The Audit Committee determined that PricewaterhouseCoopers’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee approved all services that PricewaterhouseCoopers provided in the fiscal years ended December 31, 2023 and 2022.

AUDIT COMMITTEE REPORT
The Audit Committee consists of the three directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise is qualified to be a member of the Audit Committee under the NYSE listing requirements.
The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually.
As required by its charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2023, or fiscal 2023, and met with management, as well as with representatives of PricewaterhouseCoopers, the Company’s independent registered public accounting firm, to discuss the audited financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers the matters required to be discussed by the Statement on Auditing Standards 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.
In addition, the Audit Committee received the written disclosures and letter from PricewaterhouseCoopers required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers its independence from management and the Company.
Furthermore, in connection with the standards for independence promulgated by the SEC, the Audit Committee reviewed the services provided by PricewaterhouseCoopers, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal 2023 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Members of the Shutterstock, Inc. Audit Committee
Alfonse Upshaw (Chairman)
Thomas R. Evans
Rachna Bhasin
The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2023 about the securities authorized for issuance under our Amended and Restated 2012 Plan (the “2012 Plan”) and our 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) Each of the 2012 and 2022 Plan was adopted with the approval of our stockholders.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,814,124(1)	61.34(2)	2,230,962(3)
Equity compensation plans not approved by security holders	—	—	—
Total	2,814,124(1)	61.34(2)	2,230,962(3)
	—	—	—
(1)
Consists of 828,943 shares of our Common Stock to be issued upon the exercise of outstanding stock options under the Amended and Restated 2012 Plan and 1,985,181 shares of our Common Stock to be issued upon the vesting of RSUs granted under the 2012 Plan and 2022 Plan.

(2)	Weighted-average exercise price relates to outstanding stock options. RSUs are deemed to have an exercise price of zero and are excluded from the calculation.
(3)
The number of shares available for issuance under the Amended and Restated 2012 Plan will increase automatically annually commencing January 1, 2013 by an amount equal to the lesser of 1,500,000 shares of Common Stock, 3% of the outstanding shares of Common Stock as of the last day of the immediately preceding fiscal year, or such other amount as determined by the Board. On January 1, 2022, the shares available for issuance under 2012 Plan increased by 1,092,533 shares. The 2012 Plan expired on June 2, 2022 and no further shares are available for issuance under this plan.

On June 2, 2022, the Company’s stockholders approved the 2022 Plan. The maximum aggregate number of shares that may be issued under the 2022 Plan is 4,000,000 shares of our common stock and is subject to adjustment in connection with changes in capitalization, reorganization and change in control events. Shares subject to awards granted under the 2022 Plan that expire unexercised or are forfeited, will become available for future grant under the 2022 Plan. However, shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will not become available for future grant under the 2022 Plan. Awards granted subsequent to June 2, 2022 were granted under the 2022 Plan.

PROPOSAL FOUR: APPROVAL OF AMENDMENT TO THE 2022 OMNIBUS EQUITY INCENTIVE PLAN
Introduction
We are asking stockholders to approve an amendment to our 2022 Omnibus Equity Incentive Plan (the “2022 Plan,” and as amended, the “Amended and Restated 2022 Plan”) at the 2024 Annual Meeting. The Amended and Restated 2022 Plan was adopted by our Board on April 22, 2024, subject to the approval of our stockholders. If approved by stockholders, the amendment to the 2022 Plan will increase the number of shares authorized for issuance under the 2022 Plan by 3,500,000 shares, permit us to recycle for future awards any shares used to pay an award’s exercise price or withholding obligation and extend the period during which awards are permitted to be made under the 2022 Plan to the tenth anniversary of the date of our stockholder approval. A copy of the Amended and Restated 2022 Plan marked to show the amendment is attached hereto as Annex B.
The 2022 Plan was originally adopted by our stockholders at the 2022 Annual Meeting of Stockholders and is the Company's only equity-based compensation plan under which compensatory awards may be made. A total of 4,000,000 shares of Common Stock were originally reserved for issuance under the 2022 Plan. As of April 8, 2024, a total of 733,782 shares remained available under the 2022 Plan for future awards.
If stockholders approve the amendment to the 2022 Plan, the total number of shares authorized for issuance under the 2022 Plan would be increased by 3,500,000 shares, and as a result, 4,233,782 shares would be available under the 2022 Plan for future awards. This amount excludes any shares that would become available again under the 2022 Plan in connection with expired, cancelled, terminated or forfeited awards. In addition, approval of the amendment would permit us to recycle for future awards any shares used to pay an award’s exercise price or withholding obligation.
Why We Are Requesting Stockholder Approval of the Amended and Restated 2022 Plan
The approval by our stockholders of the amendment to the 2022 Plan will enable us as part of our compensatory strategy to:
•
Attract and Retain Executive Talent. Continue to attract and retain the executive talent we need to grow our business and achieve continued financial success, by enabling us to grant performance-based equity awards that strengthen our pay for performance philosophy and align the interests of our executives with stockholders, in line with market and industry practice;

•
Reward our Employee Base with Equity Awards. Continue to promote the retention of talented employees and align compensation with the interests of stockholders, by enabling us to grant equity to a wide pool of employees who are therefore incentivized to support the achievement of our long-term strategic and financial objectives;

•
Onboard Employee Talent at Acquired Companies. Continue to effectively pursue acquisitions as part of our business strategy, by enabling us to issue new equity awards as appropriate in order to onboard employees from acquired companies, retain the talent that these employees bring to our business and achieve desired synergies through our acquisitions.

We believe that our ability to grant a broad array of equity incentives is critical to attract, retain and incentivize our talented service providers and to respond to market conditions and best practices.
Increasing the share pool and permitting the recycling of shares is critical to enable us to continue to grant equity awards to our employees, officers and directors, as well as consultants and advisors as part of our compensation program. In addition, in order to align the 2022 Plan with market practice, we are amending the 2022 Plan regardless of stockholder approval to remove an off-market provision requiring participant consent to amend performance conditions in the event an award is assumed by an acquiror in the context of a change in control.

Without approval of the amendment to the 2022 Plan, the Company will be constrained in its ability to use equity as a component of its compensation philosophy, a result that would put the Company at a considerable competitive disadvantage to its direct and indirect competitors in attracting and retaining the employees on which the Company’s success is dependent. An inability to grant equity-based awards would have significant negative consequences to us and our shareholders including the following:
•
Inhibit Pay for Performance and Alignment with Shareholders. As described above, a key element of our compensation philosophy is to provide equity-based awards to our executives and to a wide pool of employees, as we believe that approach aligns employee and shareholder interests and drives long-term value creation.

•
Result in Increased Cash Compensation. In order to attract and retain qualified personnel, we would likely be compelled to alter our compensation programs to increase the cash-based components, which would not provide the same benefits as equity and would limit cash available for other business purposes.

As referenced above, equity-based incentive compensation is an integral part of our compensation program, which is designed to reinforce a long-term perspective and to align the interests of our executives and employees with those of our stockholders. We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives intended to align their interests with those of the Company’s stockholders.
Without stockholder approval of the amendment to the 2022 Plan, any future awards granted will be deducted from the shares currently available under the 2022 Plan. We believe that the remaining amounts under the 2022 Plan are insufficient to meet our equity compensation requirements for 2024 and the coming years. Accordingly, the Board believes that approval of the amendment to the 2022 Plan is in the best interests of the Company and its stockholders.
Key Data
The following table sets forth information regarding outstanding equity awards granted, as of April 8, 2024, under our existing 2022 Plan, which plan will expire in April of 2032:
Total shares underlying outstanding stock options	826,752
Weighted average exercise price of outstanding stock options	$61.31
Weighted average remaining contractual life of outstanding stock options	0.88 years
Total shares underlying outstanding unvested restricted and performance stock and restricted and performance unit awards	1,422,135
Total shares available for grant under the existing plan as of April 8, 2024	733,782
Total common shares issued and outstanding as of April 12, 2024	35,793,683

In addition, the following table sets forth information with respect to the number of outstanding stock options and restricted stock awards that have been granted to the named executive officers and the specified groups set forth below under the 2022 Plan as of April 8, 2024. On April 8, 2024, the closing price of the underlying shares of our common stock traded on NYSE was $43.78 per share. No awards made under the 2022 Plan prior to the date of the Annual Meeting have been granted subject to shareholder approval. The number and types of awards that will be granted under the 2022 Plan in the future are not determinable, as the Compensation Committee will make these determinations in its discretion.
Name and Principal Position	Stock Options	Restricted Stock Units
Jonathan Oringer Executive Chairman of the Board	791,227	285,232
Paul J. Hennessy Chief Executive Officer	—	394,184
Jarrod Yahes Chief Financial Officer	35,525	111,511
John Caine Chief Product & Digital Officer	—	98,263
All executive officers as a group (4 persons)	826,752	889,190
All current directors who are not executive officers as a group (4 persons)	—	11,124
Each non-employee director who is a nominee for election as a director (1 person)	—	2,781
Each associate of the above-mentioned directors or executive officers	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
All employees (other than executive officers) as a group (763 persons)	—	2,078,114
Overhang and Burn Rate
When approving the Amended and Restated 2022 Plan, the Board considered our overhang and the burn rate with respect to the equity awards granted. Overhang is equal to the total number of equity awards outstanding (which includes total shares underlying outstanding stock options and restricted stock unit awards) plus the total number of shares available for grant under our equity plan, divided by the sum of the total common shares issued and outstanding, the number of equity awards outstanding and the total number of shares available for grant under our equity plan. Based on the number of equity awards outstanding as of April 8, 2024 under our existing 2022 Plan, our overhang would be 14% after taking into account the additional shares authorized for issuance under the Amended and Restated 2022 Plan.
The burn rate is equal to the total number of equity awards granted in a calendar year divided by the weighted average common shares outstanding during the year. The following table provides data on our burn rate under our existing equity compensation plan for the last three calendar years:
Year	Total Shares subject to options	Total shares subject to full value awards	Weighted average common shares outstanding	Annual Burn Rate %
2023	—	1,181,000	36,242,000	3.3%
2022	—	1,488,000	36,546,000	4.1%
2021	—	622,000	37,324,000	1.7%
Average Three-Year Burn Rate	—	1,097,000	36,704,000	3.0%

Promotion of Sound Corporate Governance Practices
The Amended and Restated 2022 Plan is designed to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, directors and consultants with the interests of stockholders and the Company. The following are some of the features included in the Amended and Restated 2022 Plan:
•
No Single-Trigger Change in Control Vesting Provided Awards are Assumed. If awards granted under the Amended and Restated 2022 Plan are assumed by the successor entity in connection with a change in control of the Company, the awards will not automatically vest and pay out upon the change in control.

•	No Discounted Stock Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•
No Repricing or Buyouts of Stock Options or SARs. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by repurchase of “underwater” stock options or SARs in exchange for cash or other property.

•	No Dividends on Unvested Awards. In no event will dividends or dividend equivalents be paid on unvested Awards (as defined below).
•	No Tax Gross-Ups. The Amended and Restated 2022 Plan does not provide tax gross-ups.
•	Awards Subject to Clawback Policy. Awards under the Amended and Restated 2022 Plan will be subject to the Company’s Clawback Policy.
Description of the Amended and Restated 2022 Plan
The following brief description of the Amended and Restated 2022 Plan is qualified in its entirety by reference to the Amended and Restated 2022 Plan, a copy of which is attached as Annex B to this Proxy Statement.
The Amended and Restated 2022 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, each as described below (collectively, “Awards”).
Eligibility to Receive Awards
Employees, officers, directors, consultants and advisors of the Company and any of its present or future parent or subsidiary corporations are eligible to be granted Awards under the Amended and Restated 2022 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its parent and subsidiary corporations. As of April 8, 2024, approximately 1,200 employees, 5 non-employee directors and 1 consultant and advisor would be eligible to receive Awards under the Amended and Restated 2022 Plan.
Shares Issuable Under the Amended and Restated 2022 Plan
Subject to adjustment in connection with changes in capitalization and reorganization and change in control events, the maximum aggregate number of shares that may be issued under the Amended and Restated 2022 Plan is 7,500,000 shares of our Common Stock (which includes the aggregate number of shares of common stock authorized to be granted (whether or not subject to outstanding, or issued in settlement of, awards) under the 2022 Plan).1
Shares subject to Awards granted under the Amended and Restated 2022 Plan that expire unexercised or are forfeited, will become available for future grant under Amended and Restated 2022 Plan. Also, shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant under the Amended and Restated 2022 Plan. To the extent that an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the
[1]
For reference, as of April 8, 2024, the share reserve consists of (x) an aggregate of 4,000,000 shares previously approved by stockholders at the Company's 2022 Annual Meeting, of which 733,782 shares remained available for grant after April 8, 2024, and (y) a request for 3,500,000 additional shares which is subject to stockholder approval at the Company's 2024 Annual Meeting. Please see “Key Equity Plan Data - Overhang” for additional information.

Amended and Restated 2022 Plan. The shares of common stock available for issuance under the Amended and Restated 2022 Plan may be authorized but unissued or reacquired shares of our common stock.
In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, the administrator may grant awards under the Amended and Restated 2022 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof, on such terms consistent with the provisions of the Amended and Restated 2022 Plan, that provide the recipient with benefits (including economic value) substantially similar to those provided to the recipient under the existing award which such substitute award is intended to replace. Any such substitute award shall not count against the overall share limits described above, except as required by reason of Section 422 and related provisions of the Internal Revenue Code, but shall be available under the Amended and Restated 2022 Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.
Administration
The Amended and Restated 2022 Plan is administered by our Board, which, at its discretion or as legally required, may delegate such administration to our Compensation Committee and/or one or more additional committees. The Board has authorized the Compensation Committee to administer certain aspects of the Amended and Restated 2022 Plan, including the granting of Awards to eligible participants.
In addition, subject to any requirements of applicable law, the Board may delegate to one or more of our officers the power to grant Awards (subject to any limitations under the Amended and Restated 2022 Plan) to our employees or officers and to exercise such other powers under the Amended and Restated 2022 Plan as the Board may determine. The Board will fix the terms of any Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted. No officer will be authorized to grant Awards to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” (as defined by Rule 16a-1 under the Exchange Act).
Subject to the provisions of our Amended and Restated 2022 Plan, the administrator has the power to determine fair market value, select the recipients of Awards, determine the number of shares to be covered by each Award, approve forms of Award agreements for use under the Amended and Restated 2022 Plan, determine the terms and conditions, not inconsistent with the terms of the Amended and Restated 2022 Plan, of any Award including, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares relating thereto, based in each case on such factors as the administrator will determine. The administrator also has the power to construe and interpret the terms of the Amended and Restated 2022 Plan and Awards granted pursuant to it, prescribe, amend and rescind rules and regulations relating to the Amended and Restated 2022 Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws and the creation of sub-plans for any of these purposes, modify or amend each Award (subject to the terms of the Amended and Restated 2022 Plan), determine the manner in which participants satisfy withholding tax obligations relating to Awards, authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the administrator, allow a Participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an Award, and make all other determinations deemed necessary or advisable for administering the Amended and Restated 2022 Plan. The administrator’s decisions, determinations and interpretations will be final and binding on all participants and any other holders of Awards.
Awards
Incentive Stock Options and Nonstatutory Stock Options. The administrator may grant incentive and/or nonstatutory stock options under our Amended and Restated 2022 Plan; provided that incentive stock options are only granted to employees and meets certain other requirements of Section 422 of the Internal Revenue Code. The exercise price of such options must equal at least the fair market value of our Common Stock underlying such options on the date of grant. The term of an option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note (to the extent permitted by applicable law), shares (subject to certain requirements), consideration received by us under a broker-assisted (or other) cashless exercise program implemented by us in connection with the Amended and Restated 2022 Plan, for nonstatutory stock options only, by net exercise and/or by such other consideration or method of payment to the extent permitted by applicable law. Subject to the provisions of our Amended and Restated 2022 Plan, the administrator determines the remaining terms of the options, for example, the vesting provisions. After the termination of service of an employee, director or consultant, the option may be exercised, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. The aggregate fair market value of all shares with respect to which incentive stock options are first exercisable by a participant in any calendar year may not exceed $100,000 or such higher limit as may be permitted under Section 422(d) of the Internal Revenue Code.
Stock Appreciation Rights. Stock appreciation rights may be granted under our Amended and Restated 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our Amended and Restated 2022 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such Awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The maximum term of a stock appreciation right and terms on which a stock appreciation right may be exercised following a termination of service as an employee, director or consultant are the same as those described for options above. The specific terms will be set forth in an Award agreement.
Restricted Stock. Restricted stock may be granted under our Amended and Restated 2022 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards will have voting rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Any dividend or other distribution declared and paid by us with respect to a share of restricted stock shall be paid to the participant only if and when such shares of restricted stock become free from any applicable restrictions on transferability and forfeitability. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms will be set forth in an Award agreement. Unless we determine otherwise, shares of restricted stock are held by us as escrow agent until the applicable restrictions have lapsed.
Restricted Stock Units. Restricted stock units may be granted under our Amended and Restated 2022 Plan as determined in the discretion of the administrator. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may provide that a grant of restricted stock units may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the restricted stock units with respect to which such dividend equivalents are awarded. The administrator determines in its sole discretion whether an Award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an Award agreement. On the date set forth in the applicable Award agreement all unearned restricted stock units are forfeited to us.
Performance Units / Performance Shares. Performance units (which are Awards that may be settled for cash, stock or other securities, or a combination thereof) and performance shares (which are Awards denominated in shares) may be granted under our Amended and Restated 2022 Plan. Performance units and performance shares are Awards that will result in a payment to a participant only if performance goals established by the administrator are achieved and any other applicable vesting provisions are satisfied. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The time period during which the performance objectives or other vesting provisions must be met is the “performance period” of the applicable performance unit or performance share award. In no event will dividends or dividend equivalents be paid with respect to unvested performance units or performance shares prior to the time of vesting of the underlying performance units or performance shares, with respect to which the dividend or dividend equivalent is accrued.
For purposes of such performance units and performance shares, performance goals will be established by the administrator on the basis of targets to be attained with respect to such performance measures established by the administrator, which can include measures of business or financial performance, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP or other basis, in each case, as determined by the administrator.
The administrator will adjust any performance criteria, performance measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock, and may take into account other factors (including subjective factors).
After the applicable performance period of a performance award has ended, the holder of such Award will be entitled to receive a payout of the number of performance units or performance shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals or other vesting provisions have been achieved. Notwithstanding any provision of the Amended and Restated 2022 Plan, the administrator may adjust downwards the cash or number of shares payable pursuant to a performance award if it determines, in its sole discretion, that such adjustment is appropriate.
The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms will be set forth in an Award agreement. On the date set forth in the applicable Award agreement, all unearned or unvested performance units or performance shares will be forfeited to the Company.
No Repricings or Purchases of Underwater Options Without Stockholder Approval
Unless approved by our stockholders (except as provided under the Amended and Restated 2022 Plan in connection with certain changes in capitalization and reorganizations), (i) options and stock appreciation rights issued under the Amended and Restated 2022 Plan shall not be amended to lower their exercise price, (ii) options and stock appreciation rights issued under the Amended and Restated 2022 Plan will not be exchanged for other options or stock appreciation rights with lower exercise prices, (iii) options and stock appreciation rights issued under the Amended and Restated 2022 Plan with an exercise price in excess of the fair market value of the underlying shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to options or stock appreciation rights that would be treated as a repricing under the rules of the principal stock exchange or market system on which our shares are listed.
Transferability of Awards
Unless the administrator provides otherwise, an Award granted under our Amended and Restated 2022 Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and only the recipient of an option or stock appreciation right may exercise such an Award during his or her lifetime.
Limit Applicable to Non-employee Directors
The maximum aggregate value (calculated, for Awards granted under the Amended and Restated 2022 Plan, based on the grant date fair value for financial reporting purposes) of all compensation granted or paid, as applicable, in any fiscal year, including Awards and cash compensation, to any individual non-employee director may not exceed $750,000; provided, however, that our Board may make exceptions to this limit for any non-employee director in extraordinary circumstances, as the Board may determine in its sole discretion, provided that the non-employee director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

Changes in Capitalization and Reorganization Events
In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of shares of our common stock or other securities of the Company or other significant corporate transaction, or if another change affecting our shares of common stock occurs, to prevent diminution or enlargement of the benefits or potential benefits available under the Amended and Restated 2022 Plan, the administrator will, in a manner it deems equitable, make adjustments to one or more of the number and class of shares that may be delivered under the Amended and Restated 2022 Plan and/or the number, class and price of shares covered by each outstanding Award, the numerical share limits and the share counting provisions contained in the Amended and Restated 2022 Plan. In the event of our proposed winding up, liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of the proposed transaction and all unexercised Awards will terminate immediately prior to the consummation of such proposed transaction.
Change in Control Events
Our Amended and Restated 2022 Plan provides that, except as set forth in an Award agreement, to the extent the successor corporation in a merger or change in control, as such term is defined under the Amended and Restated 2022 Plan, does not assume or substitute an equivalent Award for any outstanding award under the Amended and Restated 2022 Plan, then such Award will fully vest, all restrictions on such Award will lapse, all performance goals or other vesting criteria applicable to such Award will be deemed achieved at 100% of target levels, and all other terms and conditions deemed met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.
Forfeiture, Cancellation or “Clawback” of Awards
Awards under the Amended and Restated 2022 Plan will be subject to the Clawback Policy.
Plan Amendment, Termination
The Board has the authority to amend, alter, suspend or terminate the Amended and Restated 2022 Plan at any time. However, no amendment, alteration, suspension or termination of the Amended and Restated 2022 Plan may impair the rights of any participant, unless mutually agreed otherwise, in a written signed agreement between the participant and the administrator. The Amended and Restated 2022 Plan requires that we obtain stockholder approval of any plan amendment to the extent necessary and desirable to comply with applicable laws and the rules of any stock exchange or quotation system on which shares of our common stock are listed or quoted. The Amended and Restated 2022 Plan will automatically terminate on the tenth anniversary of the date on which it was approved by stockholders, unless we terminate it sooner.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the Amended and Restated 2022 Plan. This summary is based on the income federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.
Incentive Stock Options
A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options
A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights
A participant will not have income upon the grant of an SAR. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards
A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the fair market value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the fair market value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the fair market value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units
A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. Upon distribution of vested stock subject to the RSU, the participant will have income in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the distribution date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Performance Units/Performance Shares
The tax consequences associated with any performance unit or performance share awards granted under the Amended and Restated 2022 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.
Withholding
Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an Award.

Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Internal Revenue Code, while others are exempt. If an award is subject to Section 409A of the Internal Revenue Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The Amended and Restated 2022 Plan and awards granted under the 2022 Plan are intended to be exempt from or conform to the requirements of Section 409A of the Internal Revenue Code.
Tax Consequences to Us
There will be no tax consequences to us with respect to Awards made under the Amended and Restated 2022 Plan, except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.
Registration with the SEC
If the amendment to the 2022 Plan described in this Proposal 4 is approved by stockholders, the Company will file a Registration Statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of the Company’s Common Stock to be registered pursuant to the Amended and Restated 2022 Plan as soon as reasonably practicable following stockholder approval.
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
AMENDMENT TO THE 2022 OMNIBUS EQUITY INCENTIVE PLAN.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2024 ANNUAL MEETING
Proxy Materials
1.	Why am I receiving these materials?
The Board of Directors (the “Board”) of Shutterstock, Inc. (“Shutterstock” or the “Company”) is providing these proxy materials to you on the Internet, or, upon your request, has delivered printed or e-mailed electronic proxy materials to you, in connection with the solicitation of proxies for use at the 2024 Annual Meeting of Stockholders to be held on Thursday, June 6, 2024 at 10:00 a.m. Eastern Time (the “2024 Annual Meeting”). As a stockholder of record, you are invited to attend the 2024 Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and that is designed to assist you in voting your shares.
2.	What is included in the proxy materials?
The proxy materials include:
•	our proxy statement for the 2024 Annual Meeting;
•	our 2023 Annual Report to Stockholders (the “2023 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”); and
•	the proxy card or a voting instruction form for the 2024 Annual Meeting.
3.	What information is included in the proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the 2024 Annual Meeting, the voting process, our Board and Board committees, the compensation of directors and certain executive officers, corporate governance matters, and certain other required information.
4.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2023 Annual Report, to our stockholders electronically via the Internet instead of mailing printed copies. Unless a stockholder previously requested paper delivery of communications from us, a stockholder will receive a Notice of Internet Availability of Proxy Materials instructing the stockholder as to how to access and review all of the proxy materials on the Internet.
5.	How can I access the proxy materials over the Internet?
The Notice of Internet Availability of Proxy Materials, proxy card and voting instruction form contain instructions on how to view our proxy materials for the 2024 Annual Meeting on the Internet and vote your shares. The proxy statement and 2023 Annual Report, as well as other financial information, are also available on our Investor Relations website at: investor.shutterstock.com.
Our proxy materials are also available for viewing at www.proxyvote.com.
6.	What is householding?
The SEC permits us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, and if applicable, the proxy statement and 2023 Annual Report, to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. Each stockholder will continue to receive a separate proxy card. By “householding” we can reduce printing costs, mailing costs and fees.

If you are a stockholder of record and wish to receive a separate Notice of Internet Availability of Proxy Materials or the proxy statement and 2023 Annual Report, or if your household is receiving multiple sets of these documents and would prefer to receive only one set, please send a written request to the Corporate Secretary Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, NY 10118. Stockholders owning their shares through a bank, broker, or other nominee may request to discontinue or begin householding by contacting their bank, broker or nominee. You can also request additional copies or notify us that you no longer wish to participate in householding by contacting Broadridge Financial Solutions, Inc. at 1-800-579-1639, online at www.proxyvote.com or by email, sendmaterial@proxyvote.com.
Voting Information
7.	What proposals am I voting on at the 2024 Annual Meeting?
You are voting on four proposals at the 2024 Annual Meeting:
•
Proposal One: Election of each of Thomas R. Evans and Paul J. Hennessy to the Board, each to serve as a Class III director for a three-year term ending at the 2027 Annual Meeting of Stockholders or until such director’s successor has been duly elected or appointed and qualified, or until such director’s earlier resignation or removal;

•	Proposal Two: Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement (“say-on-pay”);
•	Proposal Three: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•	Proposal Four: Approval of the Amendment to the 2022 Omnibus Equity Incentive Plan.
We will also consider other business that properly comes before the 2024 Annual Meeting.
8.	How does the Board recommend I vote on the proposals?
The Board recommends that you vote your shares:
•
FOR the election of each of Thomas R. Evans and Paul J. Hennessy to the Board, each to serve as a Class III director for a three-year term ending at the 2027 Annual Meeting of Stockholders or until such director’s successor has been duly elected or appointed and qualified, or until such director’s earlier resignation or removal;

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement (“say-on-pay”);
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•	FOR the approval of the Amendment to the 2022 Omnibus Equity Incentive Plan.
Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board for each proposal. If any other matter properly comes before the 2024 Annual Meeting, the proxy holders will vote on that matter in their discretion.
9.	Who is entitled to vote at the 2024 Annual Meeting?
The record date for the 2024 Annual Meeting is April 8, 2024 (the “Record Date”). Stockholders of record and beneficial owners as of that date are entitled to vote at the 2024 Annual Meeting. You are considered a stockholder of record if you hold shares of our common stock, $0.01 par value per share (“Common Stock”) in your name in an account with our stock transfer agent, American Stock Transfer & Trust Company (“AST”). You are a beneficial owner and your shares are considered to be held in “street name” if you hold Common Stock indirectly through a broker, bank or other nominee.

On the Record Date, we had 35,793,683 shares of Common Stock outstanding. A list of stockholders as of that date will be available for inspection at the 2024 Annual Meeting and for ten days before the 2024 Annual Meeting, in each case upon request to our Corporate Secretary.
10.	How do I vote my shares?
You can vote your shares:
•	VOTE BY INTERNET
○
Before the Meeting: Go to www.proxyvote.com or scan the QR Barcode above Use the Internet on your Notice to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

○
During The Meeting: Go to www.virtualshareholdermeeting.com/SSTK2024. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow on your Notice available and follow the instructions.

•
VOTE BY PHONE: 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2024. Have your Notice in hand when you call and then follow the instructions.

•	VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
11.	How many votes am I entitled to per share?
Each holder of Common Stock is entitled to one vote on all matters to come before the 2024 Annual Meeting for each share held as of the Record Date.
12.	Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the 2024 Annual Meeting. If you are a stockholder of record, you may change your vote and grant a new proxy bearing a later date by:
•	signing and returning a new proxy card with a later date;
•	submitting a later-dated vote by telephone or via the Internet (only your last telephone or Internet vote will be counted) by 11:59 p.m. Eastern Time on June 5, 2024;
•	participating in the 2024 Annual Meeting and voting again by telephone or via the Internet; or
•
sending a written notice of revocation to our Corporate Secretary at Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 20th Floor, New York, New York 10118 prior to the 2024 Annual Meeting.

13.	Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Shutterstock or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.
14.	How many shares must be represented to conduct business at the 2024 Annual Meeting?
The quorum requirement for holding the 2024 Annual Meeting and transacting business is that holders of a majority of the issued and outstanding stock entitled to vote as of the Record Date must be present at the 2024 Annual Meeting or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. As of the Record Date, we had 35,793,683 shares of Common Stock outstanding.

15.	What is a “broker non-vote”?
If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the 2024 Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
In tabulating the voting result for any particular proposal, shares that constitute “broker non-votes” will not be counted for purposes of determining whether the proposal is approved. Thus, “broker non-votes” will not affect the outcome of any matter being voted on at the 2024 Annual Meeting.
16.	How are my votes counted?
In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In tabulating voting results for the election of directors, only “FOR” votes are counted. Neither “WITHHELD” votes nor “broker non-votes” will have any effect on the outcome of the voting with respect to the election of directors.
For the other items of business to be brought before the 2024 Annual Meeting, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN” in any of the other items of business to be brought before the 2024 Annual Meeting, the abstention will not be counted as “FOR” or “AGAINST” and will have no effect on the voting results.
If you provide specific instructions with regard to certain items, your shares will be voted in accordance with your instructions on such items. If you are a record holder and no instructions are indicated, the shares will be voted as recommended by the Board. If you hold shares beneficially in “street name” and you do not provide specific instructions on certain items, then your shares will be counted as “broker non-votes” on non-routine matters, and will be voted in accordance with the broker instructions for routine matters in the broker’s discretion.
17.	What is the voting requirement to approve each of the proposals?
In the election of directors, our amended and restated bylaws (the “Bylaws”) provide for the election of directors by a plurality of the votes cast. This means that the individuals nominated for election to the Board who receive the highest number of “FOR” votes will be elected. Broker non-votes and withheld votes are not considered votes cast for or against the nominee under a plurality voting standard.
The approval of the remaining three proposals described below require the affirmative “FOR” votes of the holders of the majority of the votes cast:
•	advisory vote to approve the compensation of our named executive officers;
•	vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•	vote to approve the amendment to the 2022 Omnibus Equity Incentive Plan.
18.	What happens if a director receives a plurality, but not a majority, of votes cast at the 2024 Annual Meeting?
In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “FOR” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected.
However, under our director resignation policy, any nominee for director who, in an uncontested election, has more votes “WITHHELD” than “FOR” his or her election is expected to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and subsequently by the Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Corporate Governance” link on our Investor Relations page at investor.shutterstock.com.

19.	What happens if additional matters are presented at the 2024 Annual Meeting?
Our Board does not intend to present any business at the 2024 Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the 2024 Annual Meeting, the persons named as proxy holders, Jarrod Yahes and Colleen Kearney, will act on such matters in their discretion as permitted.
20.	How is the Company soliciting proxies for the 2024 Annual Meeting?
The Board is sending you this proxy statement in connection with the Board’s solicitation of proxies for use at the 2024 Annual Meeting. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.
Shutterstock will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. Upon request, we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules.
21.	Where can I find the voting results of the 2024 Annual Meeting?
We will announce preliminary voting results at the 2024 Annual Meeting and publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2024 Annual Meeting.
Attending the 2024 Annual Meeting
22.	How do I attend the 2024 Annual Meeting?
The 2024 Annual Meeting will be entirely online. You will not be able to attend the meeting in person. In order to listen to and participate in the 2024 Annual Meeting, visit www.virtualshareholdermeeting.com/SSTK2024 and follow the posted instructions. The webcast will start at 10:00 a.m. Eastern Time on June 6, 2024. Stockholders may vote and submit questions while connected to the 2024 Annual Meeting on the Internet.
23.	What do I need in order to participate in the 2024 Annual Meeting online?
In order to participate in the 2024 Annual Meeting live via the Internet, instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/SSTK2024.
24.	What if during the check-in time or during the 2024 Annual Meeting I have technical difficulties or trouble accessing the webcast?
Please be sure to check in by 9:45 a.m. Eastern Time on June 6, 2024, the day of the 2024 Annual Meeting, so we may address any technical difficulties before the meeting begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please refer to the instructions on your login page.
Additional Information
25.	What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 27, 2024.

Stockholder proposals must also otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals can be addressed to Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 20th Floor, New York, New York 10118.
Our Bylaws also establish advance notice procedures for certain matters, including for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement or for stockholders who wish to nominate individuals for election to the Board. To be timely for our 2025 Annual Meeting of Stockholders, our Corporate Secretary must receive written notice at our principal executive offices:
•	not earlier than the close of business on February 6, 2025 and
•	not later than the close of business on March 7, 2025.
If we hold our 2025 Annual Meeting of Stockholders more than 30 days before or after June 6, 2025 (the one-year anniversary of our 2024 Annual Meeting), then notice of a stockholder proposal must be received not later than the 90th day prior to the 2025 Annual Meeting of Stockholders or the 10th day following the date on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by Shutterstock. We will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.
Stockholders must also comply with certain other applicable requirements contained in our Bylaws. With regards to nominations for director at our 2025 Annual Meeting of Stockholders, the notice must include all information about the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the nomination is made and their affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our Bylaws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our Bylaws. In addition, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in addition to the information required under our Bylaws.
If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Bylaws and applicable laws.
26.	How may I communicate with the Board?
Stockholders and other interested parties may communicate directly with the Board, with any director, or with the independent directors as a group or any other group of directors by writing to our Corporate Secretary at Shutterstock, Inc., 350 Fifth Avenue, 20th Floor, New York, New York 10118, with a request to forward the communication to the intended recipient or recipients. Messages received with such a request will be forwarded to the appropriate director or directors.
27.	Where can I obtain corporate governance materials?
Our corporate governance materials are posted on our Investor Relations website (investor.shutterstock.com) under the link for “Corporate Governance.” In addition, stockholders may obtain paper copies of our corporate governance materials by sending a written request to Shutterstock, Inc., Attn: Corporate Secretary, 350 Fifth Avenue, 20th Floor, New York, New York 10118.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2024 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

John Lapham
General Counsel and Corporate Secretary
April 26, 2024

ANNEX A
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with the accounting principles generally accepted in the United States, or GAAP, our management considers certain financial measures that are not prepared in accordance with GAAP, collectively referred to as non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage), and adjusted free cash flow. These non-GAAP financial measures are included solely to provide investors with additional information regarding our financial results and are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.
These non-GAAP financial measures have not been calculated in accordance with GAAP and should be considered only in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP measures. In addition, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) and adjusted free cash flow should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Shutterstock’s management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing the business and to, among other things: (i) monitor and evaluate the performance of Shutterstock’s business operations, financial performance and overall liquidity; (ii) facilitate management’s internal comparisons of the historical operating performance of its business operations; (iii) facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of Shutterstock’s management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) and adjusted free cash flow are useful to investors because these measures enable investors to analyze Shutterstock’s operating results on the same basis as that used by management. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted common share provide useful information to investors about the performance of the Company’s overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to Shutterstock’s underlying operating performance and revenue growth (including by distribution channel) on a constant currency basis, provides useful information to investors by eliminating the effect of foreign currency fluctuations that are not directly attributable to Shutterstock’s operating performance. Management also believes that providing these non-GAAP financial measures enhances the comparability for investors in assessing Shutterstock’s financial reporting. Management believes that adjusted free cash flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in internal-use software and website development costs to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis for making resource allocation decisions.
Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP, as the excluded items may have significant effects on our operating results and financial condition. Additionally, our methods for measuring non-GAAP financial measures may differ from other companies’ similarly titled measures. When evaluating our performance, these non-GAAP financial measures should be considered alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results.

Our method for calculating adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income per diluted common share, revenue growth (including by distribution channel) on a constant currency basis and adjusted free cash flow, as well as a reconciliation of the differences between adjusted EBITDA, adjusted net income, revenue growth (including by distribution channel) on a constant currency basis and adjusted free cash flow, and the most comparable financial measures calculated and presented in accordance with GAAP, is presented below.
The expense associated with the Giphy Retention Compensation related to (i) the one-time employment inducement bonuses and (ii) the vesting of the cash value of unvested Meta equity awards held by the employees prior to closing, which are reflected in operating expenses (together, the “Giphy Retention Compensation Expense - non-recurring”), are required payments in accordance with the terms of the acquisition. Meta’s sale of Giphy was directed by the CMA and accordingly, the terms of the acquisition were subject to CMA preapproval. Management considers the operating expense associated with these required payments to be unusual and non-recurring in nature. The Giphy Retention Compensation Expense - non-recurring is not considered ongoing expense necessary to operate the Company’s business. Therefore, such expenses have been included in the below adjustments for calculating adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted common share. For the three and twelve months ended December 31, 2023, the Company also incurred $6.6 million and $13.6 million, respectively, of Giphy Retention Compensation expense related to recurring employee costs, which is included in operating expenses, and are not included in the below adjustments for calculating adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted common share.
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income adjusted for depreciation and amortization, non-cash equity-based compensation, bargain purchase gain related to the acquisition of Giphy, Giphy Retention Compensation Expense - non-recurring, impairment of lease and related assets, foreign currency transaction gains and losses, severance costs associated with strategic workforce optimizations, interest income and expense and income taxes. We define adjusted EBITDA margin as the ratio of adjusted EBITDA to revenue.
The following is a reconciliation of net income to adjusted EBITDA for each of the periods indicated:
	Year Ended December 31,
	2023	2022	2021
	(in thousands)
Net income	$110,269	$76,103	$91,883
Add / (less) Non-GAAP adjustments:
Depreciation and amortization	79,729	68,470	48,771
Non-cash equity-based compensation	48,577	35,740	36,179
Bargain purchase gain	(50,261)	—	—
Giphy Retention Compensation Expense - non-recurring	31,577	—	—
Impairment of lease and related assets	—	18,664	—
Other adjustments, net(1)	8,686	4,163	3,370
Provision for income taxes	12,199	14,934	12,853
Adjusted EBITDA	$240,776	$218,074	$193,056
Net income margin	12.6%	9.2%	11.9%
Adjusted EBITDA margin	27.5%	26.3%	25.0%
(1)	Included in other adjustments, net includes unrealized foreign currency transaction gains and losses, severance associated with strategic workforce optimizations and interest income and expense.

Adjusted Net Income
We define adjusted net income as net income adjusted for the impact of non-cash equity-based compensation, the amortization of acquisition-related intangible assets, bargain purchase gain related to the acquisition of Giphy, Giphy Retention Compensation Expense - non-recurring, impairment of lease and related assets, severance costs associated with strategic workforce optimizations and the estimated tax impact of such adjustments. We define adjusted net income per diluted common share as adjusted net income divided by weighted average diluted shares.
The following is a reconciliation of net income to adjusted net income for each of the periods indicated:
	Year Ended December 31,
	2023	2022	2021
	(in thousands)
Net income	$110,269	$76,103	$91,883
Add / (less) Non-GAAP adjustments:
Non-cash equity-based compensation	48,577	35,740	36,179
Tax effect of non-cash equity-based compensation(1)	(11,416)	(8,397)	(8,502)
Acquisition-related amortization expense(2)	34,737	29,302	13,334
Tax effect of acquisition-related amortization expense(1)	(8,163)	(6,886)	(3,133)
Bargain purchase gain	(50,261)	—	—
Giphy Retention Compensation Expense - non-recurring	31,577	—	—
Tax effect of Giphy Retention Compensation Expense - non-recurring	(7,421)	—	—
Impairment of lease and related assets	—	18,664	—
Tax effect of impairment of lease and related assets(1)	—	(4,199)	—
Other	$12,493	$1,576	$—
Tax effect of other(1)	$(2,811)	$(355)	$—
Adjusted net income	$157,581	$141,548	$129,761
Net income per diluted common share	$3.04	$2.08	$2.46
Adjusted net income per diluted common share	$4.35	$3.87	$3.48
Weighted average diluted shares	36,242	36,546	37,324
(1)	Statutory tax rates are used to calculate the tax effect of the adjustments.
(2)
Of these amounts, $31.6 million, $27.0 million and $10.2 million are included in cost of revenue for the years ended December 31, 2023, 2022 and 2021, respectively. The remainder of acquisition-related amortization expense is included in general and administrative expense in the Statement of Operations.

Revenue Growth (including by distribution channel) on a Constant Currency Basis
We define revenue growth (including by distribution channel) on a constant currency basis (expressed as a percentage) as the increase in current period revenues over prior period revenues, utilizing fixed exchange rates for translating foreign currency revenues for all periods in the comparison.
	Year Ended December 31,
	2023	2022	2021
Reported revenue (in thousands)	$874,587	$827,826	$773,415
Revenue growth	6%	7%	16%
Revenue growth on a constant currency basis	5%	11%	15%
Content reported revenue (in thousands)	$737,264	$789,306	$757,470
Content revenue growth	(7)%	4%	14%
Content revenue growth on a constant currency basis	(7)%	8%	13%
Data, Distribution, and Services reported revenue (in thousands)	$137,323	$38,520	$15,945
Data, Distribution, and Services revenue growth	256%	142%	252%
Data, Distribution, and Services revenue growth on a constant currency basis	256%	144%	252%
Adjusted Free Cash Flow
We define adjusted free cash flow as our cash provided by operating activities, adjusted for capital expenditures and content acquisition, and, with respect to the twelve months ended December 31, 2023, cash received related to Giphy Retention Compensation in connection with the acquisition of Giphy.
The following is a presentation of cash flow information and a reconciliation of net cash provided by operating activities to adjusted free cash flow for each of the periods indicated:
	Year Ended December 31,
	2023	2022	2021
	(in thousands)
Cash flow information:
Net cash provided by operating activities	$140,552	$158,451	$216,372
Net cash used in investing activities	$(54,316)	$(275,550)	$(250,438)
Net cash used in financing activities	$(102,704)	$(79,487)	$(77,722)
Adjusted free cash flow:
Net cash provided by operating activities	$140,552	$158,451	$216,372
Capital expenditures	(44,645)	(43,296)	(28,125)
Content acquisitions	(11,096)	(16,821)	(8,874)
Cash received related to Giphy Retention Compensation	53,657	—	—
Adjusted Free Cash Flow	$138,468	$98,334	$179,373

ANNEX B

SHUTTERSTOCK, INC.

AMENDED AND RESTATED 2022 OMNIBUS EQUITY INCENTIVE PLAN
1.
Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Consultants with long-term equity-based compensation to align their interests with the Company’s stockholders, and (c) to promote the success of the Company’s business. The Plan was originally adopted by the Board on April 19, 2022 and approved by our stockholders on June 2, 2022. This Plan as amended and restated herein was adopted by the Board on April 22, 2024, subject to approval by our stockholders.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.	Definitions. As used herein, the following definitions will apply:
a.	“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
b.
“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

c.	“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
d.
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

e.	“Board” means the Board of Directors of the Company.
f.	“Change in Control” except as may otherwise be provided in a Stock Option Agreement, Restricted Stock Agreement or other applicable agreement, means the occurrence of any of the following:
i.
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

ii.
The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in Section 2(f)(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 2(f)(i));

iii.
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any Person (as defined below in Section 2(f)(iv)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

iv.
The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

1.	a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
2.	a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;
3.	the Company; and
4.	a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or
5.	A complete winding up, liquidation or dissolution of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation” (as defined for purposes of Section 409A of the Code), “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
g.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

h.	“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
i.	“Common Stock” means the common stock of the Company.
j.	“Company” means Shutterstock, Inc., a Delaware corporation, or any successor thereto.
k.
“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity (as the terms consultant and advisor are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended, or any successor form).

l.	“Director” means a member of the Board.
m.
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

n.	“Effective Date” means the date this Plan, as amended and restated, was approved by our stockholders.
n.
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

o.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

p.	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
i.
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

ii.
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

iii.	In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
q.	“Fiscal Year” means the fiscal year of the Company.
r.	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
s.	“Inside Director” means a Director who is an Employee.
t.	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
u.	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
v.	“Option” means a stock option granted pursuant to the Plan.
w.	“Outside Director” means a Director who is not an Employee.
x.
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

y.	“Participant” means the holder of an outstanding Award.
z.	“Performance Goal” means a performance goal established by the Committee pursuant to Section 10(c) of the Plan.
aa.
“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

bb.
“Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

cc.
“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

dd.	“Plan” means this 2022 Omnibus Equity Incentive Plan.
ee.	“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

ff.
“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

gg.	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
hh.	“Section 16(b)” means Section 16(b) of the Exchange Act.
ii.	“Service Provider” means an Employee, Director or Consultant.
jj.	“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
kk.	“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
ll.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

mm.
“Unvested Dividends” means, during the Period of Restriction, any dividends and other distributions (whether paid in cash, stock or property) declared and paid by the Company with respect to Shares of Restricted Stock.

3.	Stock Subject to the Plan.
a.
Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 7,500,000 Shares (the “Share Reserve”) (which, for the avoidance of doubt, includes the aggregate number of shares of common stock authorized to be granted (whether or not subject to outstanding, or issued in settlement of, awards) under the Plan prior to the Effective Date).[1] The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in this Section 3(a).

b.
Lapsed Awards. To the extent an Award expires, is surrendered or becomes unexercisable without having been exercised or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the foregoing (and except with respect to Shares of Restricted Stock that are forfeited rather than vesting), Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan. Shares subject to an Award under the Plan shall again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, or (y) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options, Stock Appreciation Rights or other Awards. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

c.
Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof (“Substitute Awards”). The terms and conditions of such Substitute Awards shall be set forth in an Award Agreement and shall, except as may be inconsistent with any provision of the Plan, to the extent practicable provide

[1]
For reference, as of April 8, 2024,the share reserve consists of (x) an aggregate of 4,000,000 shares previously approved by stockholders at the Company's 2022 Annual Meeting, of which 733,782 shares remained available for grant after April 8, 2024, and (y) a request for 3,500,000 additional shares which is subject to stockholder approval at the Company's 2024 Annual Meeting.

the recipient with benefits (including economic value) substantially similar to those provided to the recipient under the existing award which such Substitute Award is intended to replace. Substitute Awards shall not count against the overall share limit set forth in the Plan, except as may be required by reason of Section 422 and related provisions of the Code, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.
4.	Administration of the Plan.
a.	Procedure.
i.	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
ii.
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

iii.	Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
b.	Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:
i.	to determine the Fair Market Value;
ii.	to select the Service Providers to whom Awards may be granted hereunder;
iii.	to determine the number of Shares to be covered by each Award granted hereunder;
iv.	to approve forms of Award Agreements for use under the Plan;
v.
to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

vi.	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
vii.
to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws; and sub-plans may be created for any of these purposes;

viii.
to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(a) and Section 6(b) of the Plan);

ix.	to allow Participants to satisfy withholding or other tax obligations in such manner as prescribed in Section 14 of the Plan;
x.	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
xi.	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
xii.	to make all other determinations deemed necessary or advisable for administering the Plan.
c.	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

d.
No Option or Stock Appreciation Right Repricing Without Shareholder Approval. Except as provided in Section 13(a) hereof relating to certain anti-dilution adjustments, unless the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s shareholders is obtained, (i) Options and Stock Appreciation Rights issued under the Plan shall not be amended to lower their exercise price, (ii) Options and Stock Appreciation Rights issued under the Plan will not be exchanged for other Options or Stock Appreciation Rights with lower exercise prices, (iii) Options and Stock Appreciation Rights issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or Stock Appreciation Rights that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.

e.
Delegation by the Board. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to Employees of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any Officer of the Company.

5.	Award Eligibility and Limitations.
a.
Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

b.
Limit on Awards to Outside Directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Outside Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Outside Director, will not exceed seven hundred and fifty thousand dollars ($750,000) in total value, calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes. The Board may make an exception to the applicable limit in this Section 5(b) for any Outside Director in extraordinary circumstances, as the Board may determine in its discretion, provided that any Outside Director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

6.	Stock Options.
a.
Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. With respect to the Committee’s authority in Section 4(b)(viii), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 4(b)(viii) shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

b.
Term of Option. The term of each Option will be stated in the Award Agreement, and will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

c.	Option Exercise Price and Consideration.
i.	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
1.	In the case of an Incentive Stock Option
a.
granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b.
granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

2.	In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
ii.
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

iii.
Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that (A) such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised, (B) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements, and (C) accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) for Nonstatutory Stock Options, by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

d.	Exercise of Option.
i.
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

ii.
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

iii.
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

iv.
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.	Restricted Stock.
a.
Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

b.
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

c.
Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

d.	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

e.
Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

f.
Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

g.
No Dividends or Other Distributions On Unvested Restricted Stock. Unvested Dividends with respect to a Service Provider’s Shares of Restricted Stock shall be paid to the Service Provider only if and when such Shares become free from the restrictions on transferability and forfeitability that apply to such Shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Shares of Restricted Stock. No interest will be paid on Unvested Dividends.

h.
Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.	Restricted Stock Units.
a.
Grant. Subject to the terms and conditions of the Plan, Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

b.
Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis (including the passage of time) determined by the Administrator in its discretion.

c.
Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

d.
No Dividend Equivalents On Unvested Restricted Stock Units. The Award Agreement for Restricted Stock Units may provide a Participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Shares (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or Shares, shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, and shall not be settled prior to vesting of the Restricted Stock Units with respect to which paid. No interest will be paid on Dividend Equivalents.

e.
Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

f.	Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.	Stock Appreciation Rights.
a.
Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

b.	Number of Shares. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
c.
Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

d.
Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

e.
Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

f.	Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
i.	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
ii.	The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon a Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.	Performance Units and Performance Shares.
a.
Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion and the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

b.
Value of Performance Units/Shares. Subject to the terms and conditions of the Plan, each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant and each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

c.
Performance Objectives and Other Terms. The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

d.
Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

i.
Performance Measures. For each Performance Period, the Committee shall establish the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be based upon the achievement of a specified percentage or level in one or more discretionary or non-discretionary factors preestablished by the Committee. Performance Measures may be one or more of the following or based on such other performance criteria as the Committee may deem appropriate, and may be determined pursuant to generally accepted accounting principles (“GAAP”), non-GAAP or other basis, in each case as determined by the Committee: (i) net sales; (ii) non-sales revenue; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) effective tax rates; (viii) cash taxes; (ix) net income; (x) pre-tax income or after-tax income; (xi) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (xii) financing or capital transactions; (xiii) project financing; (xiv) revenue backlog; (xv) gross margin; (xvi) operating margin or profit margin; (xvii) capital expenditures, cost targets, and expense management; (xviiii) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (xix) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xx) performance warranty and/or guarantee claims; (xxi) stock price or total stockholder return; (xxii) earnings or book value per share (basic or diluted); (xxiii) economic value created; (xxiv) pre-tax profit or after-tax profit; (xxv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction or information technology goals; (xxvi) goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxvii) construction projects consisting of one or more objectives based upon meeting project completion timing milestones, project budget, site acquisition, site development, or site equipment functionality; (xxviii) goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, headcount, performance management, completion of critical staff training initiatives; (xxix) goals relating to projects, including project completion timing milestones, project budget; (xxx) key regulatory objectives; and (xxxi) enterprise resource planning. The Committee may specify that such Performance Measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs, (vii) unusual and/or infrequent events impacting Company performance, and (viii) any other events affecting the Company, as determined by the Committee.

ii.
Committee Discretion on Performance Measures. As determined in the discretion of the Committee, the Performance Measures for any Performance Period may (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company or individual project company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective or subjective basis, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock, and may take into account other factors (including subjective factors).

e.
Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. Notwithstanding any provision of the Plan, the Committee may adjust downwards the cash or number of Shares payable pursuant to such an award if it determines, in its sole discretion, that such adjustment is appropriate.

f.
Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made upon the time set forth in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

g.
No Dividends on Unvested Performance Units/Shares. Notwithstanding any provision of this Plan to the contrary, dividends and dividend equivalents shall not be paid with respect to unvested Performance Units/Shares prior to the time of vesting of the underlying Performance Units/Shares, or portion thereof, with respect to which the dividend or dividend equivalent is accrued.

h.
Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.
Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence unless contrary to Applicable Law. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Participant’s employer is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.
Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.
a.
Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award, the numerical Share limits and Share counting provisions in Section 3 of the Plan. Notwithstanding the forgoing, all adjustments under this Section 13 are intended to be made in a manner that does not result in taxation under Code Section 409A.

b.
Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

c.
Change in Control. Except as set forth in an Award Agreement, to the extent the successor corporation in a merger or Change in Control does not assume or substitute for outstanding Awards under the Plan, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
14.	Tax.
a.
Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation or social insurance contributions) required to be withheld with respect to such Award (or exercise thereof).

b.
Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to all or part of the Participant’s estimated federal, state, local, foreign or other tax obligations with respect to such Award (or exercise thereof), or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to all or part of such estimated tax obligations with respect to such Award (or exercise thereof). Except as otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

c.
Compliance With Code Section 409A. Awards are intended to be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, it is intended that the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. Except as provided in an individual Award Agreement initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A and (ii) the Participant is a specified employee as defined in Code Section 409A(a)(2)(B)(i), in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the

Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of application of Code Section 409A.
15.
No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, or (if different) the Participant’s employer, nor will they interfere in any way with the Participant’s right or the Participant’s employer’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16.	Clawback Policy. In accepting an award granted under the Plan, a Participant shall agree to be bound by any clawback policy the Company may adopt.
17.
Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.	Term of Plan. The Plan will continue in effect for a term of ten (10) years from the Effective Date, unless terminated earlier under Section 19 of the Plan.
19.	Amendment and Termination of the Plan.
a.	Amendment and Termination. The Committee may at any time amend, alter, suspend or terminate the Plan.
b.	Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
c.
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.	Conditions Upon Issuance of Shares.
a.
Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

b.
Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

c.
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

d.	Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of New York, but without regard to its conflict of law provisions.

SCAN TO
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42185-P05077

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SHUTTERSTOCK, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas R. Evans
02) Paul J. Hennessy

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To cast a non-binding advisory vote to approve named executive officer compensation ("say-on-pay").	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐
4. To approve the Amended and Restated 2022 Omnibus Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V42186-P05077

SHUTTERSTOCK, INC.
Annual Meeting of Stockholders June 6, 2024
This proxy is solicited by the board of directors of Shutterstock, Inc.

The undersigned stockholder(s) of Shutterstock, Inc. (the "Company") hereby appoint(s) Jarrod Yahes and Colleen Kearney or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "2024 Annual Meeting") to be held at 10:00 AM ET on Thursday, June 6, 2024 and at any adjournment or postponement thereof. The 2024 Annual Meeting will be held virtually. On the day of the meeting, visit www.virtualshareholdermeeting.com/SSTK2024 to log into the virtual meeting website. You may start logging into the virtual meeting starting at 9:45 a.m. Eastern Time, using your 16 digit control number provided on the reverse side of this form. The meeting will begin promptly at 10:00 a.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page. Further instructions on how to attend and vote at the 2024 Annual Meeting are contained in the Proxy Statement in the section titled "Questions and Answers About the Proxy Materials and the 2024 Annual Meeting".

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" ON PROPOSAL 1 AND "FOR" ON PROPOSALS 2, 3 AND 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2024 ANNUAL MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE